UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HCA Healthcare, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 26, 2019

Dear Stockholder:

On Friday, April 26, 2019, HCA Healthcare, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m. (CDT), and is being held for the following purposes:

1.

To elect eleven nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2020 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019;

3.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

4.	To approve amendments to the Company’s amended and restated certificate of incorporation to eliminate supermajority voting requirements; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on March 7, 2019 are entitled to notice of and may vote at this meeting. A list of our stockholders of record will be available at our corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203, during ordinary business hours, for 10 days prior to the annual meeting.

References to “HCA,” “HCA Healthcare,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Healthcare, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March 15, 2019

QUESTIONS AND ANSWERS	2

COMPANY SUMMARY	9

CORPORATE GOVERNANCE	10

Director Independence	10

Executive Sessions	11

Criteria for Director Nomination	11

Stockholder Nominees	12

Board Leadership Structure	13

Board’s Role in Risk Oversight	14

Board Meetings and Director Attendance	15

Board Committees	15

Stockholder Engagement	19

Corporate Social Responsibility and Sustainability	20

Policy Regarding Communications with the Board of Directors	21

Corporate Governance Guidelines	21

Code of Ethics	22

Compensation Committee Interlocks and Insider Participation	22

Section 16(a) Beneficial Ownership Reporting Compliance	22

DIRECTORS	23

Nominees for Election	24

Director Compensation	29

PROPOSALS	32

Proposal No. 1 Election of Directors	32

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	33

Proposal No. 3 Advisory Vote on Executive Compensation	34

Proposal No. 4 Approval of Amendments to the Amended and Restated Certificate of Incorporation of HCA Healthcare, Inc. to Eliminate the Supermajority Voting Requirements Contained Therein	35

EXECUTIVE COMPENSATION	38

Compensation Risk Assessment	38

Compensation Discussion and Analysis	38

Compensation Committee Report	62

Executive Compensation Tables	63

2018 Summary Compensation Table	63

2018 Grants of Plan-Based Awards	65

Narrative Disclosure to 2018 Summary Compensation Table and Grants of Plan-Based Awards Table	66

Outstanding Equity Awards at 2018 Fiscal Year-End	69

Option Exercises and Stock Vested in 2018	72

2018 Pension Benefits	73

2018 Nonqualified Deferred Compensation	75

Proxy Statement for Annual Meeting of Stockholders

to be held on April 26, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON FRIDAY, APRIL 26, 2019

The Company’s Proxy Statement and 2018 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2018 Annual Report to Stockholders, at https://materials.proxyvote.com/40412C.

  QUESTIONS AND ANSWERS

1.	Q: WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:    This proxy statement was first mailed or made available to stockholders on or about March 15, 2019. Our 2018 Annual Report to Stockholders is being mailed or made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

2.	Q: WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:    Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and annual report. All stockholders receiving the Internet Notice will have the ability to access the proxy materials and annual report on a website referenced in the Internet Notice or to request a printed set of the proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive our proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

3.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:    At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: the election of each of the directors nominated by the Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); and the approval of amendments to the Company’s amended and restated certificate of incorporation to eliminate supermajority voting requirements. In addition, following the formal business of the meeting, our management team will be available to respond to questions from our stockholders.

4.	Q: WHO MAY ATTEND THE ANNUAL MEETING?

A:    Stockholders of record as of the close of business on March 7, 2019, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. The Company may implement additional procedures to ensure the comfort and safety of meeting attendees. Registration will begin at 1:00 p.m. (CDT), and the annual meeting will commence at 2:00 p.m. (CDT).

5.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:    Only stockholders of record as of the close of business on March 7, 2019 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 343,511,563 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

6.	Q: WHO IS SOLICITING MY VOTE?

A:    The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2019 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $15,000 plus associated costs and expenses. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

7.	Q: ON WHAT MAY I VOTE?

A:    You may vote on the election of directors nominated to serve on our Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; the advisory say-on-pay resolution to approve our executive compensation; and the approval of amendments to the Company’s amended and restated certificate of incorporation to eliminate supermajority voting requirements.

8.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:    The Board unanimously recommends that you vote as follows:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019;

•	FOR the advisory say-on-pay resolution to approve our executive compensation; and

•	FOR the approval of amendments to the Company’s amended and restated certificate of incorporation to eliminate supermajority voting requirements.

9.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:    It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

10.	Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:    You may vote in person at the annual meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote through the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received an Internet Notice instead of a paper copy of the proxy materials and annual report, you should follow the voting instructions set forth in the Internet Notice.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting in person; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 11.

11.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:    If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

12.	Q: WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:    Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the annual meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares voted “against” that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “against” such nominee shall be elected as a director. If an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such director must tender his or her resignation to the Board of Directors, which resignation shall be contingent upon acceptance thereof by the Board of Directors. If a nominee who is not an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such nominee will not be elected to the Board of Directors. In the event there is a contested director election, director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected as directors.

13.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:    Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Amendments to the Company’s Amended and Restated Certificate of Incorporation: The proposal to approve amendments to the Company’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements must receive affirmative votes from the holders of at least 75% of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors to be approved.

14.	Q: WHAT CONSTITUTES A “QUORUM”?

A:    The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

15.	Q: WHAT IF I ABSTAIN FROM VOTING?

A:    If you attend the meeting or send in your signed Proxy Card or vote by telephone or over the Internet, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3 or 4, your abstention will have the same legal effect as a vote against these proposals.

16.	Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:    If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to EQ Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at 1-800-468-9716 (domestic) or 1-651-450-4064 (outside the U.S.). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3 and 4 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

17.	Q: WHAT IS A “BROKER NON-VOTE”?

A:    Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

18.	Q: WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:    Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

19.	Q: WHO WILL COUNT THE VOTES?

A:    Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

20.	Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:    If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. We will provide a live webcast of the annual meeting accessible at

https://event.webcasts.com/starthere.jsp?ei=1234705&tp_key=d97cba9a0b. The webcast will be one-way audio only, and webcast attendees will not be able to participate in or vote at the meeting via the webcast.

21.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:    We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 24 for additional information.

22.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

A:    Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 16, 2019, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than October 17, 2019 and no later than November 16, 2019; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of this year’s meeting, or (B) no annual meeting is held this year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

23.	Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A:    Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than 90 nor more than 120 days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance portion of our website, www.hcahealthcare.com.

24.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:    We will provide copies of this proxy statement and our 2018 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2018, without charge to any stockholder who makes a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

25.	Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:    The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Internet Notice or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our Internet Notice or proxy materials by delivering a single Internet Notice or proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Internet Notice or proxy statement and annual report, or if you are receiving multiple copies of the Internet Notice or proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling our Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

COMPANY SUMMARY

HCA Healthcare, Inc. is one of the leading health care services companies in the United States. As of February 1, 2019, we operated 186 hospitals in 20 states and England, comprised of 181 general, acute care hospitals; three psychiatric hospitals; and two rehabilitation hospitals. We also operate numerous outpatient health care facilities, which include freestanding ambulatory surgery centers, freestanding emergency care facilities, urgent care facilities, walk-in clinics, diagnostic and imaging centers, physician practices and various other facilities.

HCA Healthcare Hospitals

Our other sites of care

Our common stock is traded on the NYSE (symbol “HCA”). Through our predecessors, we commenced operations in 1968. The Company was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE GOVERNANCE

Key Governance Practices:

•	Majority of directors are independent

•	All members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent

•	Annual election of all directors

•	Majority voting for directors in uncontested elections

•	Proxy access right for stockholders of at least 3% of stock for three years

•	No dual-class shareholdings (one share, one vote)

•	Share ownership guidelines of five times the value of the annual cash retainer within three years for each non-management director

Director Independence.  Our Board of Directors currently consists of 13 directors. NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. Management then provides the Board with relevant known facts and circumstances, and their analysis thereof, of any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Meg G. Crofton, Robert J. Dennis, Nancy-Ann DeParle, Charles O. Holliday, Jr., Ann H. Lamont, Geoffrey G. Meyers, Michael W. Michelson, Wayne J. Riley, M.D. and John W. Rowe, M.D. are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Holliday, Meyers and Michelson and Dr. Riley, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

On November 17, 2006, a predecessor entity, HCA Inc., was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each, a “Sponsor”) and affiliates of HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”). In connection with the Merger, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II (f/k/a Hercules Holding II, LLC) (“Hercules Holding”) and the Investors which, among other things, currently provides for certain rights of the Frist Entities to nominate two members of our Board of Directors. See “Director Qualifications” and “Certain Relationships and Related Person Transactions.”

Executive Sessions.  Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors shall meet in separate executive session. Mr. Holliday is currently the non-management and independent presiding director. Effective following the annual meeting, Mr. Frist III will preside over meetings of the non-management directors, and Mr. Holliday will continue to serve as the independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Criteria for Director Nomination.  Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for re-election as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders’ agreement in existence which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience, current board skill needs and diversity. The Company endeavors to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Nominating and Corporate Governance Committee considers any candidates proposed by any senior executive officer, director or stockholder, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders’ agreement in existence.

Individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of their director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one area that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	Business or management for complex and large consolidated companies or other complex and large institutions;
•	Accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	Leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	The health care industry; and
•	Other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Stockholder Nominees.  Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed to or received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice.

The Company has also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

Board Leadership Structure.  The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. Accordingly, at different points in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

Since the beginning of 2015, Mr. Johnson served as both the Chairman of the Board and Chief Executive Officer, and our Board of Directors has been satisfied that a combined Chairman and Chief Executive Officer structure served our stockholders well during that time. Throughout 2018, the Board of Directors reviewed its leadership structure in connection with Mr. Johnson’s announcement of his plans to retire as Chief Executive Officer at the end of 2018. The Board of Directors determined that the transition to the new Chief Executive Officer would be best accomplished by having Mr. Johnson continue to serve as Chairman, which resulted in a separation of the roles of Chairman and Chief Executive Officer at the end of 2018. The Board of Directors believed this to be the appropriate leadership structure during this transition period in order to allow Mr. Johnson to continue to lead the Board in its governance and oversight responsibilities with regard to the Company, while allowing Mr. Hazen to focus on effectively transitioning into his new CEO role without any simultaneous change in Board leadership. However, pursuant to the amended and restated employment agreement the Company and Mr. Johnson entered into in September 2018, Mr. Johnson will retire and resign from his role as Chairman following the 2019 annual meeting.

In order to facilitate an orderly succession plan, the Board of Directors has appointed Thomas F. Frist III to serve as Chairman upon Mr. Johnson’s retirement from the Board of Directors and has reappointed Mr. Holliday to serve as the independent presiding director of the Board of Directors. Mr. Frist III is the son of HCA founder Dr. Thomas F. Frist Jr. Mr. Frist III has been a member of the Board of Directors since 2006; he, along with certain other members of his family, collectively own approximately 20% of our common stock.

As Chairman, Mr. Frist III will lead the activities of the Board of Directors, including calling meetings of the Board and non-management directors, as necessary, setting the agenda for Board meetings in consultation with the CEO, chairing executive sessions of the non-management directors, engaging with stockholders as appropriate, acting as an advisor to Mr. Hazen on strategic aspects of the CEO role, with regular consultations on major developments and decisions likely to interest the Board of Directors. The Board believes that this leadership structure is appropriate given Mr. Frist III’s experience, historical association with HCA and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

Consistent with our commitment to good governance, and as further described above, non-management directors meet at regularly scheduled executive sessions, which typically occur at regularly scheduled Board meetings, without any member of management present. In addition, at least annually the independent directors meet in separate executive session. Our Board believes its current leadership structure effectively allocates authority, responsibility, and oversight between management and the non-management and independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman, coupled with strong independent director leadership in the form of an independent presiding director, facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with stockholders and leads our Board’s consideration of key governance matters. We plan to continue to examine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Members of senior management attend the quarterly Board meetings, as appropriate, and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent registered public accounting firm, our policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, as described below under “Executive Compensation — Compensation Risk Assessment.” The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to our policies and procedures relating to patient safety and the delivery of quality medical care to our patients. The Finance and Investments Committee assists the Board in fulfilling its risk oversight responsibility with respect to the Company’s financial structure, investment policies and objectives and other matters of a financial and investment nature.

Board Meetings and Director Attendance. During 2018, our Board of Directors held 11 meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. Our policy is to strongly encourage directors to attend the Company’s annual stockholder meetings. Our 2018 annual meeting of stockholders was attended by all directors in service at such time.

Board Committees.  Our Board of Directors currently has five standing committees: the Audit and Compliance Committee, the Compensation Committee, the Finance and Investments Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors receives recommendations from the Nominating and Corporate Governance Committee regarding committee composition and determines the members of each committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All committee charters are available on the Corporate Governance portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Finance and Investments	Nominating and Corporate Governance	Patient Safety and Quality of Care

R. Milton Johnson*

Samuel N. Hazen*

Meg G. Crofton		X			X

Robert J. Dennis			X	X

Nancy-Ann DeParle				X	X

Thomas F. Frist III			Chair

William R. Frist					X

Charles O. Holliday, Jr.	X	Chair	X

Ann H. Lamont		X		Chair

Geoffrey G. Meyers	Chair	X

Michael W. Michelson	X		X

Wayne J. Riley, M.D.	X			X	Chair

John W. Rowe, M.D.				X	X

*	Indicates management director.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Charles O. Holliday, Jr., Geoffrey G. Meyers (Chair), Michael W. Michelson and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Charles O. Holliday, Jr., Geoffrey G. Meyers, Michael W. Michelson and Wayne J. Riley, M.D. is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	Selecting the independent registered public accounting firm;
•	Pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm;
•

At least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	Evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•

Reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	Setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;

•	Reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	Discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•	Discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	Reviewing reports made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

Reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

Establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters;

•	Reviewing, approving or ratifying certain related party transactions;
•	Discussing with our general counsel legal or regulatory matters that could reasonably be expected to have a material impact on our business or financial statements;
•	Reviewing the Company’s data security programs, including cyber security and procedures regarding disaster recovery and critical business continuity;
•

Providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s performance, qualifications, and independence and the performance of the Company’s internal audit function;

•	Preparing the report required by the SEC to be included in our Annual Report on Form 10-K and our proxy or information statement; and
•	Overseeing the activities of the Company’s Disclosure Committee.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2018, the Audit and Compliance Committee met nine times.

Compensation Committee.  Our Compensation Committee is composed of Meg G. Crofton, Charles O. Holliday, Jr. (Chair), Ann H. Lamont and Geoffrey G. Meyers. Effective at the annual meeting, Ann H. Lamont will step down from the Board of Directors and the Compensation Committee. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management;
•	Design and administration of the annual Senior Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);
•	Management succession planning;
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee; and
•	Director compensation arrangements.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2018, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist in conducting an assessment of competitive executive and director compensation. Semler Brossy is retained by, and reports directly to, the Compensation Committee. As required under the NYSE listing rules, the Compensation Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by work performed by Semler Brossy. A consultant from Semler Brossy attends most of the Compensation Committee meetings and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short- and long-term incentives, and other benefits, if any;
•	Review and analyze executive officer compensation data, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results);
•	Prepare director pay assessment; and
•	Advise on current trends in compensation, including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2018, the Compensation Committee met eight times.

Finance and Investments Committee.  Our Finance and Investments Committee is composed of Robert J. Dennis, Thomas F. Frist III (Chair), Charles O. Holliday, Jr. and Michael W. Michelson. Effective at the annual meeting, Mr. Michelson will replace Mr. Frist III as the Chair of the Finance and Investments Committee. This committee is responsible for reviewing and considering matters relating to the Company’s financial and investment strategies. The Finance and Investments Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2018, the Finance and Investments Committee met eight times.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Nancy-Ann DeParle, Ann H. Lamont (Chair), Wayne J. Riley, M.D. and John W. Rowe, M.D. Effective at the annual meeting, Ms. DeParle will replace Ms. Lamont (who is stepping down from the Board) as Chair of the Nominating and Corporate Governance Committee. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement, for, among other things: (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for re-election; (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company; and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2018, the Nominating and Corporate Governance Committee met seven times.

Patient Safety and Quality of Care Committee.  Our Patient Safety and Quality of Care Committee is composed of Meg G. Crofton, Nancy-Ann DeParle, William R. Frist, Wayne J. Riley, M.D. (Chair) and John W. Rowe, M.D. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2018, the Patient Safety and Quality of Care Committee met four times.

Stockholder Engagement.  The Company engages with stockholders and solicits feedback on a regular basis with respect to a broad range of topics, including performance, strategy, corporate governance and executive compensation related matters.

Our stockholder and investor outreach typically includes investor road shows, analyst meetings, and investor conferences. We also hold conference calls for our quarterly earnings releases which are available in real time and as archived webcasts on our website.

In the latter part of 2018, our non-management and independent presiding director and Compensation Committee Chair and members of management extended invitations to meet to approximately 20 of our largest stockholders (excluding Hercules Holding II) representing approximately 40 percent of our common stock. The resulting discussions focused primarily on the Company’s board leadership, compensation philosophy, and corporate governance practices, including the transition to a new chief executive officer effective January 1, 2019. In connection with these outreach efforts, we generally found that the stockholders with whom we had an opportunity to engage were comfortable with our leadership and compensation and governance practices.

Corporate Social Responsibility and Sustainability.  The Company is committed to being a responsible and concerned citizen of all communities where it operates and is driven by its mission statement: Above all else, we are committed to the care and improvement of human life.

•

Patient-centered care – During 2018, we had approximately 30 million patient encounters, which included approximately 8.8 million emergency room visits and over 200,000 baby deliveries. We believe our scale enables us to deliver quality outcomes for our patients, such as advancing the understanding for improving the health of newborns, reducing healthcare-associated infections and detecting sepsis earlier and more accurately.

•

Equity of care – We believe exceptional health care is built on a foundation of inclusion, compassion, dignity and respect. It recognizes the diverse cultures and backgrounds of our patients, physicians and employees. Through our affiliates, we delivered health care services in approximately 160 languages and dialects. We strive to provide culturally competent care to every patient we serve and foster a culture of inclusion that embraces and nurtures our patients, colleagues, partners, physicians and communities.

•

Clinical excellence – The Company values its role as a learning health system that seeks to harness the power of health data to support knowledge generation and tools to support safe, effective, efficient and compassionate care. The Company also strives to advance medical knowledge and foster innovation through partnerships with top academic institutions and government health agencies. These efforts include large-scale trials employing “practice-based research” intended to advance clinical knowledge faster than traditional randomized controlled trials.

•

Giving back – In many of the communities in which we operate, the Company’s facilities play an essential role in providing critical health care services to its patients. During 2018, the Company invested $3.6 billion in capital spending in the communities we serve, and delivered $3.3 billion of charity care, uninsured discounts, and other uncompensated care. The Company also made $42 million in cash donations to charitable organizations, and our employees volunteered more than 156,000 hours in the communities we serve and supported nearly 5,500 agencies. In addition, the Company’s operations contribute to local economies as we employ over 260,000 people with combined annual salaries and benefits of approximately $21.4 billion in 2018. The Company also partners with national organizations, contributing $1.2 million for lifesaving research with the March of Dimes, $500,000 to support the National Academy of Medicine’s Action Collaborative on Countering the U.S. Opioid Epidemic, and $1.6 million to support disaster relief with the American Red Cross in 2018.

•

Environmental – The Company seeks to protect and preserve the environment through a broad range of practices memorialized in the HCA Sustainability Plan, a robust environmental sustainability plan. These considerations include encouraging the recycling of materials and minimizing of waste streams, considering the effect on the indoor environment before introducing a new product into the facility, encouraging the continued reduction of energy usage throughout its facilities, and considering the environment in connection with new construction and major renovations. Also, the Company seeks to improve sustainability in the health care sector as a founding sponsor of the Greening the Operating Room Initiative, a founder of the Healthier Hospitals Initiative, and as a member of Practice Greenhealth, a leading membership and networking organization for healthcare institutions that are committed to implementing sustainable, environmentally friendly practices.

Policy Regarding Communications with the Board of Directors.  Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. Our legal department will review the communications received. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported anonymously or otherwise to our legal department or to the Audit and Compliance Committee in any of the following ways:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Healthcare, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines.  The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	Chief executive officer evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics.  We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance portion of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is also available free of charge upon request to our Corporate Secretary, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203.

Compensation Committee Interlocks and Insider Participation.  During 2018, the Compensation Committee of the Board of Directors was composed of Charles O. Holliday, Jr., Jay O. Light, Geoffrey G. Meyers and Ann H. Lamont. Mr. Light retired from the Board of Directors effective April 26, 2018. None of the aforementioned members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2018 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that we have been informed that, due to administrative error, one Form 4 was filed for Sandra L. Morgan on February 1, 2019 with respect to a sale of shares on July 26, 2018. This belief is based on our review of forms filed or written notice that no other reports were required.

DIRECTORS

The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders. While we do not have any specific diversity policies for considering Board candidates, we endeavor to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

In 2018, Mr. Johnson, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Ms. Lamont, Mr. Meyers, Mr. Michelson, Dr. Riley and Dr. Rowe were elected to the Company’s Board at the Company’s 2018 annual meeting of stockholders. Mr. Hazen was appointed to the Board effective September 10, 2018, and Ms. Crofton was appointed to the Board effective March 1, 2019.

R. Milton Johnson and Ann H. Lamont are stepping down from the Board of Directors at the annual meeting and will not be seeking re-election.

In addition, in light of Mr. Meyers’ valuable contributions to the Board, including his service as Chair of the Audit and Compliance Committee, our Nominating and Corporate Governance Committee recommended and the Board of Directors deemed it to be in the best interest of the Company to grant a one-year exception to the 75-year age limit contemplated by our Corporate Governance Guidelines to permit Mr. Meyers’ continued service to the Company for an additional term.

Messrs. Frist III and Frist were nominated for election to the Board as a result of their relationship with investment funds affiliated with the Frist Entities and are collectively referred to as the “Investor Directors.” Each of the Investor Directors was nominated for election to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors at such time as the Frist Entities own less than 3% of our outstanding shares of common stock. Pursuant to such agreement, Messrs. Frist III and Frist were nominated and elected to the Board as a result of their relationship with the Frist Entities. As of March 7, 2019, the Frist Entities owned approximately 20% of our common stock.

Nominees for Election.  The following is a brief description of the background, business experience and qualifications of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors.

Thomas F. Frist III Director since 2006

Thomas F. Frist III, 51, is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held such position since 1998. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist currently serves as a director of Verisign, Inc. and previously served as a director of Science Applications International Corporation from 2013 until 2017. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture. In addition, Mr. Frist possesses in-depth knowledge of corporate finance and strategic business planning activities. As Chairman, Mr. Frist’s leadership abilities will provide our Board with ethical and effective guidance.

Samuel N. Hazen Director since 2018

Samuel N. Hazen, 58, was appointed Chief Executive Officer effective January 1, 2019. From November 2016 through December 2018, Mr. Hazen served as the Company’s President and Chief Operating Officer. Prior to that, he served as Chief Operating Officer of the Company from January 2015 to November 2016 and as President — Operations of the Company from 2011 to 2015. He also served as President — Western Group from 2001 to 2011 and as Chief Financial Officer — Western Group of the Company from 1995 to 2001. Prior to that time, Mr. Hazen served in various hospital, regional and division Chief Financial Officer positions with the Company, Humana Inc. and Galen Health Care, Inc.

Among other qualifications, Mr. Hazen brings to the Board strong leadership and operating experience. He has been with the Company for 36 years and has extensive knowledge of the health care industry. With Mr. Hazen’s commitment to the Company’s patient-centered mission and ethical values and his proven ability to oversee a complex organization, he will be a valuable resource for the Board. In addition, Mr. Hazen’s service as Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective on the Company’s business and strategic vision.

Meg G. Crofton Director since 2019

Meg G. Crofton, 65, retired from The Walt Disney Company in 2015 after a 35-year career with that company. From 2006 until 2013, she was President of Walt Disney World, the largest site in Disney’s Parks and Resorts division, and from 2011 until her retirement in 2015, she served as President of Disney’s Parks and Resorts Operations, U.S. and France. Ms. Crofton has also served as a director of Tupperware Brands Corporation since 2016 and as a director of Cracker Barrel Old Country Store, Inc. since 2017.

Among other qualifications, Ms. Crofton was selected as a director in light of her experience as an executive officer of one of the world’s leading hospitality companies and experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and general business expertise.

Robert J. Dennis Director since 2014

Robert J. Dennis, 65, has served as President and Chief Executive Officer since 2008 and Chairman since April 2010 of Genesco Inc., a specialty retailer. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer of Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of CoreCivic, Inc. since February 2013 and as a director of Teavana Holdings, Inc. from 2011 to 2012.

Among other qualifications, Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a consumer-oriented public company, as well as his experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and business management expertise.

Nancy-Ann DeParle Director since 2014

Nancy-Ann DeParle, 62, is a partner and co-founder of Consonance Capital Partners, a private equity firm, and has held such position since 2013. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Health Corporation since September 2013.

Among other qualifications, Ms. DeParle was selected as a director in light of her service in high-level positions in the federal government, as well as her experience serving as a director of other firms, including public companies. This experience will continue to be beneficial in providing health care policy, government relations, investing and general business expertise to the Board of Directors.

William R. Frist Director since 2009

William R. Frist, 49, is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held this position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture.

Charles O. Holliday, Jr. Director since 2016

Charles O. Holliday, Jr., 70, has served as Chairman of Royal Dutch Shell plc since May 2015. He worked for DuPont for 37 years, including serving as Chief Executive Officer from 1998 to 2008 and Chairman from 1999 to 2009. He has also served as a director of Deere & Company, since January 2018 and previously served as a director of Deere & Company from 2007 to 2015. He served as director of CH2M HILL Companies, Ltd., a civil engineering firm, from 2009 until 2017, and Chairman of Bank of America Corporation from 2010 to 2014. He is a member of The American Academy of Arts and Sciences. He is the former Chairman of the U.S. Council on Competitiveness, The World Business Council for Sustainable Development, the National Academy of Engineering and Sustainable Energy for All.

Among other qualifications, Mr. Holliday was selected as a director and the independent presiding director of the Company in light of his experience in high-level executive and board positions with large public companies. His prior (and current) leadership roles in these organizations will continue to be beneficial in providing the Board of Directors with financial, management and general business expertise.

Geoffrey G. Meyers Director since 2011

Geoffrey G. Meyers, 74, is the retired Chief Financial Officer, Executive Vice President and Treasurer for Manor Care, Inc., a short-term post-acute and long-term care provider, where he had responsibility for administration and financial management from 1988 until 2006 and was a director of Health Care and Retirement Corp., a predecessor of Manor Care, Inc., from 1991 to 1998. Mr. Meyers is currently a director of Welltower, Inc., a real estate investment trust, and the Trust Company, a northwestern Ohio trust bank. He was formerly Chairman of the Board for PharMerica Corporation from 2011 until 2017.

Among other qualifications, Mr. Meyers was selected as a director in light of his experience serving as a director of several companies, including public companies, and his extensive experience in the health care industry. In addition, Mr. Meyers’ previous experience as the chief financial officer of a public company will continue to provide valuable experience in his role as chair of our Audit and Compliance Committee.

Michael W. Michelson Director since 2018

Michael W. Michelson, 67, was appointed Senior Advisory Partner of KKR & Co. L.P. in January 2018. From 2009 to 2018, he was a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P. Before that, Mr. Michelson was a member of the limited liability company which served as the general partner of KKR & Co. L.P. from 1996 to 2009. Prior to that, he was a general partner of KKR & Co. L.P. Mr. Michelson previously served as a director of the Company from 2006 to 2016. He has been a director of Zimmer Biomet Holdings, Inc., a medical device company, since June 2015 and was previously a director of Biomet, Inc. from 2007 to 2015.

Among other qualifications, Mr. Michelson was selected a director in light of his extensive experience in the oversight of companies with complex operations and capital structures, his focus on health care companies and his proven leadership abilities. This experience will be beneficial in providing financial, investment and health care expertise to the Board.

Wayne J. Riley, M.D. Director since 2012

Wayne J. Riley, M.D. M.B.A., 59, has served as president of The SUNY Health Science Center at Brooklyn, since April 2017, where he is also a tenured professor of internal medicine and health policy and management. From 2013 to 2017, he was Adjunct Professor of Healthcare Management, Owen Graduate School of Management, Vanderbilt University and Clinical Professor of Medicine, Vanderbilt University School of Medicine. From 2007 to 2013, he served as President and CEO of Meharry Medical College. From 2003 through 2006, Dr. Riley served as Vice-President and Vice Dean for Health Affairs and Governmental Relations, Baylor College of Medicine. Dr. Riley served as a director of Vertex Pharmaceuticals Incorporated from 2010 to 2015, Pinnacle Financial Partners, Inc. from 2007 to 2013 and the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is President Emeritus of the American College of Physicians and an elected member of the National Academy of Medicine.

Among other qualifications, Dr. Riley was selected as a director in light of the leadership, management and patient care skills he acquired through his experience as a practicing physician, president of The SUNY Health Science Center at Brooklyn, and executive positions at Meharry Medical College and Baylor College of Medicine, as well as his prior public company board experience.

John W. Rowe, M.D. Director since 2014

John W. Rowe, M.D., 74, has been a Professor in the Department of Health Policy and Management at the Columbia University Mailman School of Public Health since 2006. From 2000 until 2006, Dr. Rowe served as Chairman and Chief Executive Officer of Aetna, Inc., a managed health care company. Prior to joining Aetna, Dr. Rowe served as President and Chief Executive Officer of Mount Sinai NYU Health from 1998 to 2000 and President of Mount Sinai Hospital and Mount Sinai School of Medicine from 1988 to 1998.

Among other qualifications, Dr. Rowe was selected as a director in light of his experience as the chief executive officer of a public company and a major medical center; his health care policy expertise; his experience as a practicing physician; and his service as a director of several firms, including public companies. This experience will be beneficial in providing financial, general business and health care expertise to the Board of Directors.

Director Compensation.  The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company do not receive payment for services as directors.

In making director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally and the forms of compensation paid to directors by comparable companies. In 2018, the Compensation Committee retained Semler Brossy to assist in conducting an assessment of competitive executive and director compensation. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following text and table discuss the compensation of persons who served as a member of the Board during all or part of 2018, other than Messrs. Hazen and Johnson whose compensation is discussed under “Executive Compensation” below. Messrs. Hazen and Johnson were not separately compensated for Board service during 2018. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation, because they are inapplicable.

Cash Compensation. Pursuant to the Company’s Board of Directors Compensation program, each non-management director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$110,000 annual retainer for service as a Board member;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•

$10,000 annual retainer for service as a member on each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

•	$20,000 annual retainer for service as Chair of the Compensation Committee;

•	$17,500 annual retainer for service as Chair of each of the Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee; and

•	$35,000 annual retainer for service as the non-management and independent presiding director.

Equity Compensation. In addition to the director compensation described above, each non-management director receives an annual board equity award with a value of $175,000, awarded upon joining the Board of Directors (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of our common stock and vest as to 100% of the award on the sooner of the date of the Company’s next annual stockholders’ meeting or the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units until the date they cease to be members of the Board of Directors.

Reimbursements. All of our directors are reimbursed for reasonable expenses incurred in connection with their service.

Share Ownership. Each non-management director is expected to directly or indirectly acquire a number of shares of our common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board of Directors within three years from the date on which they are elected to the Board of Directors. As of December 31, 2018, all of our directors with more than three years of service met these share ownership guidelines.

Fiscal 2018 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Robert J. Dennis	$123,571	$174,955	$298,526

Nancy-Ann DeParle	$123,571	$174,955	$298,526

Thomas F. Frist III	$124,286	$174,955	$299,241

William R. Frist	$116,786	$174,955	$291,741

Charles O. Holliday, Jr.	$169,107	$174,955	$344,062

Ann H. Lamont	$134,286	$174,955	$309,241

Jay O. Light (2)	$ 53,036	—	$ 53,036

Geoffrey G. Meyers	$146,786	$174,955	$321,741

Michael W. Michelson (3)	$126,230	$222,803	$349,033

Wayne J. Riley, M.D.	$149,286	$174,955	$324,241

John W. Rowe, M.D.	$123,571	$174,955	$298,526

(1)

This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Ms. Lamont, Mr. Meyers, Mr. Michelson, Dr. Riley and Dr. Rowe on May 2, 2018. Upon joining the Board, Mr. Michelson also received a prorated grant of restricted share units on January 31, 2018. As of March 1, 2019, (i) each of Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Ms. Lamont, Mr. Meyers, Dr. Riley and Dr. Rowe held 1,790 unvested restricted share units; (ii) Mr. Dennis held 12,832 restricted share units with respect to which he has elected to defer vesting until the date he ceases to be a member of the Board of Directors; (iii) Mr. Frist III held 2,112 restricted share units with respect to which he has elected to defer vesting until the date he ceases to be a member of the Board of Directors; (iv) Mr. Frist held 2,112 restricted share units with respect to which he has elected to defer vesting until the date he ceases to be a member of the Board of Directors; and (v) Mr. Michelson held 473 restricted share units with respect to which he has elected to defer vesting until the date he ceases to be a member of the Board of Directors.

(2)	Mr. Light retired from the Board of Directors effective April 26, 2018.
(3)	Mr. Michelson was appointed as an independent director effective January 17, 2018.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of 13 directors. However, Mr. Johnson and Ms. Lamont are stepping down from the Board of Directors and will not be seeking re-election. Accordingly, the size of the Board of Directors will be reduced to 11 directors effective at the annual meeting. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if elected, will serve a one-year term as a director until the annual meeting of stockholders in 2020 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following are the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)

Thomas F. Frist III	51	2006	Director (Prospective Chairman)

Samuel N. Hazen	58	2018	Director and Chief Executive Officer

Meg G. Crofton	65	2019	Director

Robert J. Dennis	65	2014	Director

Nancy-Ann DeParle	62	2014	Director

William R. Frist	49	2009	Director

Charles O. Holliday, Jr.	70	2016	Director

Geoffrey G. Meyers	74	2011	Director

Michael W. Michelson	67	2018	Director

Wayne J. Riley, M.D.	59	2012	Director

John W. Rowe, M.D.	74	2014	Director

(1)	As of March 7, 2019.

The election of directors will be determined by a majority of the votes cast at the annual meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. For incumbent directors, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall tender his or her resignation to the secretary of HCA for consideration by the Board of Directors, which resignation shall be contingent upon the acceptance thereof by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors for the action to be taken with respect to the resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2018 are described below and under “Audit and Compliance Committee Report” located on page 87 of this proxy statement.

Audit Fees.  The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting, under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $10.0 million for 2018 and $9.4 million for 2017.

Audit-Related Fees.  The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $2.3 million for 2018 and $2.1 million for 2017. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $4.2 million for 2018 and $3.1 million for 2017.

All Other Fees.  There were no fees billed by Ernst & Young LLP for products or services other than those described above in 2018 or 2017.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2018 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services and tax services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce HCA’s strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of key contributors.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement beginning on page 38 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2018 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 63 through 82, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2019 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2019 Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HCA HEALTHCARE, INC. TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS CONTAINED THEREIN

We are asking that stockholders approve amendments to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to eliminate the supermajority voting requirements contained therein.

After careful consideration and upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board voted to approve, and to recommend to our stockholders that they approve, amendments to our Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) to remove supermajority voting standards required for our common stock currently in our Certificate of Incorporation and our Bylaws and to replace them with majority voting standards, as described below. In evaluating the current voting requirements, the Nominating and Corporate Governance Committee and the Board considered, among other matters, certain of the principal positions for and against the current voting standards imposed by our Certificate of Incorporation and our Bylaws and reviewed trends and best practices in corporate governance, as well as the corporate governance practices and policies of a number of other corporations. Supermajority voting requirements like those contained in our Certificate of Incorporation and our Bylaws are intended to facilitate corporate governance stability and provide protection against self-interested action by large stockholders by requiring broad stockholder consensus to make certain fundamental changes. However, while such protection can be beneficial to stockholders, the Board is aware that some stockholders and commentators oppose these provisions, viewing supermajority provisions as limiting the Board’s accountability to stockholders and the ability of stockholders to participate in corporate governance.

Currently, Article VI, Section 6 of our Certificate of Incorporation provides that certain amendments, alterations, changes, additions or repeals of our Bylaws require the affirmative vote of shares representing at least seventy-five percent (75%) of the outstanding shares of the Company entitled to vote on such amendments, alterations, changes, additions or repeals.

Article XI of our Certificate of Incorporation provides that any amendment, or repeal of, or the adoption of any bylaw inconsistent with any of the provisions of our Certificate of Incorporation listed below, must be approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors. The provisions covered by this supermajority voting requirement are in regards to:

•	the “purpose” and duration of the Company (Article III and Article V, respectively);
•

matters relating to the Board, including authority to fix the size of the Board and the minimum number of directors, authority to fill director vacancies and newly created directorships and authority to amend our Bylaws (Article VI);

•	the limitation of director liability and the indemnification of directors and officers of the Company (Article VII and Article VIII, respectively);
•	the right of stockholders to call special meetings and stockholder action by written consent (Article IX);
•	the “Corporate Opportunities” doctrine (Article X); and
•	provisions related to the amendment of the Certificate of Incorporation (Article XI).

Article VII of our Bylaws provides that certain amendments, alterations, changes, additions or repeals of our Bylaws must be approved by the affirmative vote of the holders of at least a seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote on such amendments, alterations, changes, additions or repeals.

If this Proposal 4 is approved by a sufficient number of stockholders, only a majority of the voting power of all outstanding shares of the Company entitled to vote on the matter would be required to approve (i) any future amendment, alteration, change, addition or repeal of our Bylaws by the stockholders and (ii) the adoption of any provision, whether in our Certificate of Incorporation or in our Bylaws, inconsistent with, or the amendment or repeal of any provision of, our Certificate of Incorporation. The summary of the proposed amendments to our Certificate of Incorporation and our Bylaws set forth above is qualified in its entirety by the text of the proposed amendments, which are attached as Appendix A to this Proxy Statement. Additions of text to our Certificate of Incorporation and our Bylaws contained in Appendix A are indicated by underlining and deletions of text are struck through.

Vote Required.  This Proposal 4 to approve amendments to our Certificate of Incorporation to eliminate the supermajority voting requirements contained therein will be approved if it receives affirmative votes from the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors. If such approval is obtained, the amendment to our Bylaws described above, which has been conditionally adopted by our Board, will become immediately effective, and we would file promptly with the Secretary of State of the State of Delaware the amendments to our Certificate of Incorporation following the 2019 Annual Meeting. If such approval is not obtained, our Certificate of Incorporation and our Bylaws will not be amended.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HCA HEALTHCARE, INC. TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS CONTAINED THEREIN.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, and the Committee agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers.  The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2018 were:

•	R. Milton Johnson, Chairman and Chief Executive Officer;

•	William B. Rutherford, Executive Vice President and Chief Financial Officer;

•	Samuel N. Hazen, President and Chief Operating Officer;

•	Jon M. Foster, President — American Group; and

•	Charles J. Hall, President — National Group.

Effective December 31, 2018, Mr. Johnson retired as Chief Executive Officer but retained the role of Chairman, and effective January 1, 2019, Mr. Hazen was appointed to serve as Chief Executive Officer of the Company. Elements of the new compensation arrangements and employment agreements implemented in connection with this leadership transition are discussed in the relevant sections below.

Compensation Philosophy and Objectives.  The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces the Company’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of key contributors.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

2018 Performance Highlights

Financial and Stockholder Return:

•	Primarily as a result of the combined impact of equivalent admission growth of 4.1% and a 2.8% increase in revenue per equivalent admission, our revenues increased 7.0%.

•	We experienced strong cash flows from operating activities totaling $6.8 billion.

•

The price of our common stock increased from $87.84 per share on December 29, 2017 to $124.45 per share on December 31, 2018, resulting in an annual stockholder return for 2018 (excluding dividends) of 41.7%.

Quality and Patient Care:

•	78% of HCA’s affiliated U.S. hospitals received a “Hospital Safety Grade” of “A” or “B” from The LeapFrog Group in November 2018, as compared to 55% of non-HCA U.S. hospitals.

•	The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient core measures continued to exceed the CMS national average.

•

For four consecutive years (2015 – 2018), we have experienced year-over-year improvement in CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) patient satisfaction scores, as well as for Emergency Department patient satisfaction scores as measured by the Press Ganey Emergency Room survey.

•

In September 2018, we completed an enterprise-wide rollout of SPOT (Sepsis Prediction & Optimization of Therapy), our predictive algorithm and workflow designed to detect sepsis earlier and more accurately.

Impact of Performance on 2018 Compensation.  Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2018 was directly impacted by our financial performance, quality objectives, and stockholder return as detailed below.

Performance Objective	Link to 2018 Compensation

Financial	80% of 2018 annual Senior Officer Performance Excellence Program (“PEP”) incentive awards were based on achieving a targeted level of EBITDA. Vesting for performance share units granted in 2018 are based on achievement of a cumulative earnings per share (“EPS”) goal for fiscal years 2018 – 2020.

Quality/Patient Care	20% of 2018 annual PEP incentive awards were based on Company performance against industry patient care and quality benchmarks.

Stockholder Return	50% of annual equity grants made in 2018 were in the form of stock appreciation rights designed to reward executives for future growth in stockholder value.

The Company had strong financial and quality performance for 2018, and our results exceeded the targets established for EBITDA and quality-based metrics established for the year, which were designed to drive a strong pay for performance culture. In addition, the Company’s cumulative financial performance for fiscal years 2016 – 2018 exceeded the EPS-based targets established for the three-year period, which were designed to reward long-term Company performance. As a result, annual incentive payouts for the named executive officers under the 2018 PEP were paid at 168.15% to 172.56% of target. Participants also earned 122.25% of the performance share units granted in 2016 tied to 2016 – 2018 cumulative EPS performance.

2018 “Say-on-Pay” Advisory Vote.  The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2018, as required under the Dodd-Frank Act. At our 2018 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 91% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2018 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. While each of these factors influenced the Committee’s decisions regarding our named executive officers’ compensation, in light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2018 “say-on-pay” advisory vote.

Stockholder Engagement.  The Company engages with stockholders and solicits feedback on a regular basis with respect to a broad range of topics, including performance, strategy, corporate governance and executive compensation related matters.

In the latter part of 2018, our non-management and independent presiding director and Compensation Committee Chair and members of management extended invitations to meet to approximately 20 of our largest stockholders (excluding Hercules Holding II) representing approximately 40 percent of our common stock. The resulting discussions focused primarily on the Company’s board leadership, compensation philosophy, and corporate governance practices, including the transition to a new chief executive officer effective January 1, 2019. In connection with these outreach efforts, we generally found that the stockholders with whom we had an opportunity to engage were comfortable with our leadership and compensation and governance practices.

Key Compensation Practices and Policies

The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and stockholder interests:

•

Restrictions on Hedging and Pledging Transactions:  Executive officers, directors and other Company insiders are restricted from (i) engaging in hedging transactions designed to reduce or limit economic risk with respect to such individual’s interest in Company securities and (ii) pledging Company securities as collateral for margin or other loans.

•

Performance-Based Long-Term Incentive Programs:  Since 2015, the Company has granted performance share unit (“PSU”) awards which vest based on achievement of a three-year cumulative EPS goal, in addition to time-based stock settled stock appreciation right (“SAR”) awards.

•

Policies that Discourage Short-Term Risk Taking:  Annual incentive payouts under the PEP are subject to clawback if there are any financial restatements or inaccuracies later found in program metrics. Executive officers, directors and other Company insiders are also restricted from engaging in transactions in which such individuals may profit from short-term speculative swings in the value of Company securities.

•	Double-Trigger Change in Control Provisions: All SAR and PSU awards granted since 2015 are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

•	No Tax Gross-Ups on Perquisites: The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

•

No Excise Tax Gross-Ups on Change in Control Payments:  In 2016, the Company amended the legacy employment agreements in place with its executive officers to remove provisions that could be interpreted to permit the payment of an excise tax gross-up on benefits received in connection with a change in control of the Company.

•

Share Ownership Guidelines:  The Company’s share ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries within five years of appointment to their position.

•

Policies that Reinforce the Company’s Mission and Values:  Annual incentive payouts under the PEP are subject to a certification by the CEO that the participant has acted in accordance with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements. Further, all employees are required to complete annual Code of Conduct training to continue to receive their salary and benefits.

Overview of Executive Compensation Programs.  The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Meg G. Crofton (effective March 1, 2019), Charles O. Holliday, Jr. (Chair), Ann H. Lamont and Geoffrey G. Meyers. Responsibilities of the Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);

•	Management succession planning; and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy as its external advisor. The Committee considers advice and analysis presented by Semler Brossy in making decisions on compensation plan designs and compensation decisions for the executive officers and directors. As required under the NYSE listing rules, the Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including, but not limited to, those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Committee is not aware of any conflict of interest that has been raised in connection with work performed by Semler Brossy.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide
Cash Compensation	Salary Annual Incentive (Performance Excellence Program)	• Attract, retain, and motivate key executive talent • Provide income security • Motivate and reward annual financial, operations and quality performance results

Long-Term Incentives	Equity Grants	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance, quality patient care and the performance of our stock. The following charts illustrate that 93% of our Chairman and Chief Executive Officer’s total direct compensation and 85% of the other named executive officers’ average total direct compensation for 2018 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts, and the grant date fair value of our annual equity grants made in 2018, as reported in the 2018 Summary Compensation Table (and excludes benefits and other compensation).

Peer Group Market Data.  Our Human Resources team, in collaboration with Semler Brossy, collects and presents to the Committee compensation data from similarly-sized general industry companies, to the extent that comparable position matches and components of pay are available. The following nationally recognized survey sources were utilized in anticipation of establishing 2018 executive compensation:

Survey	Revenue Scope
Willis Towers Watson Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size was utilized in the analysis.

Compensation data for top executive positions was also collected and reviewed for large public health care companies by Semler Brossy. These companies included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supply and related industries. This peer group’s 2017 revenues ranged from $11.4 billion to $165.9 billion, with median revenues of $38.9 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • Aetna Inc. • AmerisourceBergen Corp. • Amgen Inc. • Anthem, Inc. • Baxter International Inc. • Bristol-Myers Squibb Company	• Cardinal Health, Inc. • Centene Corp. • CIGNA Corp. • Eli Lilly and Company • Express Scripts, Inc. • Humana Inc.	• Johnson & Johnson • Medtronic Inc. • Merck & Co., Inc. • Pfizer Inc. • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated

Finally, data for top executive positions was also collected from health care providers within our industry including:

•	Community Health Systems, Inc.,

•	LifePoint Hospitals, Inc.,

•	Tenet Healthcare Corporation, and

•	Universal Health Services, Inc.

Due to their size, LifePoint Hospitals, Inc. and Universal Health Services, Inc. are used only to obtain a general understanding of current industry compensation levels and practices. The 2017 median revenue of these four organizations was $14.3 billion.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs, and will also consider, among other factors (typically not reflected in these data sources): the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Elements of Compensation – Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make changes based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis. Salaries for our named executive officers were adjusted for 2018 based on individual performance.

Named Executive Officer	2017 Salary	2018 Salary[1]

R. Milton Johnson	$1,430,000	$1,500,000

William B. Rutherford	$816,000	$848,640

Samuel N. Hazen	$1,100,000	$1,122,000

Jon M. Foster	$816,000	$848,640

Charles J. Hall	$816,000	$848,640

[1]	Effective as of February 1, 2018.

In light of Mr. Hazen’s appointment to the role of Chief Executive Officer, Mr. Hazen’s base salary was increased to $1,425,000, effective January 1, 2019. Per his Amended and Restated Employment Agreement, dated September 10, 2018, Mr. Johnson’s base salary will be $1,500,000, effective January 1, 2019. In recognition of their individual performance and a review of internal and external pay equity, the salaries of Messrs. Rutherford, Foster and Hall were increased to $882,586, $865,613 and $865,613, respectively, effective February 1, 2019.

Elements of Compensation – Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial and quality performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2018 Senior Officer Performance Excellence Program (the “2018 PEP”) was approved by the Committee to cover annual incentive awards for 2018. Each named executive officer in the 2018 PEP was assigned a 2018 annual award target expressed as a percentage of salary ranging from 85% to 170%. Incentive opportunity targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices.

Named Executive Officer	2017 PEP Target (as a % of Base Salary)	2018 PEP Target (as a % of Base Salary)

R. Milton Johnson	170%	170%

William B. Rutherford	125%	125%

Samuel N. Hazen	140%	140%

Jon M. Foster	85%	85%

Charles J. Hall	85%	85%

Actual awards under the 2018 PEP are generally determined using the following steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance on financial and quality performance measures. In 2018, 80% of the PEP award for all named executive officers was based upon one financial performance measure, EBITDA, as defined in the 2018 PEP, and 20% of the PEP award was based upon the Company’s quality and patient experience performance, with a focus on CMS core measures, hospital acquired infections, and inpatient and emergency room patient experience performance against industry benchmarks. For hospital group presidents, 50% of the EBITDA portion of their 2018 PEP was based on Company EBITDA performance and 50% was based on the applicable group EBITDA performance.

PEP – EBITDA Measure (80% of 2018 PEP)

The 2018 PEP was designed to provide 100% of the EBITDA weighted portion of the target award for target EBITDA performance, 25% of the EBITDA weighted portion of the target award for threshold level of EBITDA performance, and a maximum of 200% of the EBITDA weighted portion of the target award for maximum EBITDA performance, with no payments made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice.

EBITDA is defined in the 2018 PEP as earnings before interest, income taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, legal claim costs (benefit), asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

Our 2018 threshold EBITDA performance level was set at 5% below the target goal and the maximum performance goal was set at 5% above the target goal to reflect potential performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

PEP – Quality Measures (20% of 2018 PEP)

The quality weighted portion of the 2018 PEP was based on the Company’s performance on each of the following three quality and patient experience metrics as measured against industry benchmarks:

•

Healthcare-Associated Infections: Central Line-Associated Blood Stream Infection (CLABSI), Catheter-Associated Urinary Tract Infection (CAUTI), Surgical Site Infections (SSI), Methicillin Resistant Staphylococcus Aureus (MRSA) and Clostridium

difficile (C. diff), in the entire patient population, as defined by the Centers for Disease Control and Prevention’s National Healthcare Safety Network (CDC – NHSN).

•

Core Measures: Measured as a composite of the inpatient and outpatient core measures for Influenza Immunization (IMM-2), Early Elective Delivery (PC-01) and Hospital Acquired Potentially Preventable Venous Thromboembolism (VTE-6) as developed by The Joint Commission and CMS and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

•

Patient Experience: For inpatients, measured by the CMS HCAHPS overall rating top box score (defined as response of nine or ten on the CMS HCAHPS survey). For emergency room patients, measured by the Press Ganey Emergency Room overall rating top box score (defined as response of Very Good on the Patient Experience Emergency Room survey).

The 2018 PEP was designed to provide 100% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or above the target level of performance for such metric and 0% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or below the threshold level of performance for such metric; provided, that, (i) if the Company exceeded the target level of EBITDA adopted by the Committee with respect to the EBITDA weighted portion of the 2018 PEP, the quality weighted portion of the target award would be multiplied by the EBITDA payout percentage and (ii) in the event the Company’s actual EBITDA was less than 90% of such target level of EBITDA, there would be no payment with respect to the quality weighted portion of the 2018 PEP. The Committee set challenging performance targets for the 2018 PEP quality metrics to encourage continuous improvement.

PEP – 2018 Performance and Payout

Upon review of the Company’s 2018 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2018 for purposes of the 2018 PEP was 104.00% of target performance levels as set by the Committee, as adjusted, resulting in a 180.02% of target payout for the Company EBITDA portion of the 2018 PEP. The EBITDA performance of the National Group was 103.82% of the performance target, as adjusted, resulting in a 176.41% of target payout for the National Group for the group-based EBITDA portion of 2018 PEP. The EBITDA performance of the American Group was 104.37% of the performance target, as adjusted, resulting in a 187.42% of target payout for the American Group for the group-based EBITDA portion of 2018 PEP.

In 2018, EBITDA performance for purposes of the 2018 PEP was adjusted to exclude unbudgeted acquisitions. The Committee also adjusted 2018 EBITDA performance for purposes of the 2018 PEP to exclude the impact on the Company’s EBITDA performance resulting from Hurricane Michael’s impact on our Florida panhandle facilities in October 2018 and an insurance recovery during 2018 related to Hurricane Harvey business interruption losses incurred during 2017. This was consistent with the Committee’s view that in general, management’s performance for such purposes should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events or performance and the terms of the 2018 PEP which permit adjustment for significant, unusual and/or nonrecurring events that are described in management’s discussion and analysis of financial condition and results of operations in the Company’s annual report for the fiscal year. For purposes of the 2018 PEP, the adjustment for the effects of Hurricane Michael increased 2018 Company EBITDA performance by approximately $31 million and 2018 National

Group EBITDA performance by approximately $30 million. The adjustment for the insurance recovery related to Hurricane Harvey business interruption losses decreased 2018 Company EBITDA performance by approximately $49 million.

	2018 EBITDA Target	2018 EBITDA, as adjusted	2018 EBITDA, as adjusted (as a % of Target)	EBITDA Portion of 2018 PEP Payout (as a % of PEP Target)

Company	$8.849 billion	$9.203 billion	104.00%	180.02%
National Group	$4.841 billion	$5.026 billion	103.82%	176.41%
American Group	$4.395 billion	$4.587 billion	104.37%	187.42%

These EBITDA targets should not be considered as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

Upon review of the Company’s 2018 quality measures performance, the Committee determined that Company quality measures for Healthcare-Associated Infections for the fiscal year ended December 31, 2018 exceeded the target level for the CLASBI, CAUTI, SSI, MRSA and C. diff. In addition, the Committee determined that the Company quality measures for Core Measures performance for the fiscal year ended December 31, 2018 exceeded the target level for IMM-2, PC-01 and VTE-6. The HCAHPS Overall Rating for inpatient experience and the Press Ganey Emergency Room Patient Overall Rating for emergency room patients exceeded the threshold level but did not reach the target level for Patient Experience measures, resulting in 63.07% and 67.60%, respectively, of target payout for the Patient Experience weighted portion of 2018 PEP. The Company’s performance on the quality measures was determined based upon the most current data available to the Committee from applicable sources at the time of 2018 PEP certification. In the event the Company acquires or opens new facilities during the measurement period, the newly opened or acquired facilities will be excluded for purposes of calculating the Company’s performance on the quality weighted measures.

Category	Quality Measure	Weight	Threshold Performance Level	Target Performance Level	Actual Performance	% Payout	Payout % with EBITDA Multiplier	Contribution to Quality Weighted Portion of PEP Payout after Application of EBITDA Multiplier (as a % of PEP Target)

Healthcare- Associated Infections [1]	CLABSI	7.00%	1.11	1.09	0.92	100.00%	180.02%	12.60%
	CAUTI	7.00%	1.00	0.91	0.89	100.00%	180.02%	12.60%
	SSI	7.00%	1.00	0.92	0.81	100.00%	180.02%	12.60%
	MRSA	7.00%	1.08	1.06	1.01	100.00%	180.02%	12.60%
	C. diff[1]	7.00%	1.00	0.87	0.73	100.00%	180.02%	12.60%

Core Measures [2]	IMM-2	6.66%	98%	99%	99.16%	100.00%	180.02%	12.00%
	PC-01	6.67%	98%	99%	99.08%	100.00%	180.02%	12.00%
	VTE-6	6.67%	98%	99%	99.62%	100.00%	180.02%	12.00%

Patient Experience [3]	Inpatient (HCAHPS)	33.75%	50%	65%	59.46%	63.07%	63.07%	21.29%
	ER (Press Ganey)	11.25%	50%	65%	60.14%	67.60%	67.60%	7.61%

			Quality Weighted Portion of 2018 PEP Payout					127.90%

[1]	HCA Weighted Average SIR.

[2]	HCA Weighted Average Absolute Performance.
[3]	% of HCA Hospitals with Year-Over-Year Improvement.

Based upon the Company’s performance on the EBITDA and quality metrics discussed above, Messrs. Johnson, Rutherford and Hazen each received an actual 2018 PEP payment of 169.60% of their 2018 PEP Target, Mr. Foster received an actual 2018 PEP payment of 172.56% of his 2018 PEP Target and Mr. Hall received an actual 2018 PEP payment of 168.15% of his 2018 PEP Target.

Named Executive Officer	2018 PEP Target (as a % of Base Salary)	2018 PEP Payout (as a % of PEP Target)			2018 PEP Aggregate Payout (as a % of Base Salary)
		EBITDA (80% Weight)	Quality (20% Weight)	Final PEP Payout (as a % of PEP Target)

R. Milton Johnson	170%	180.02%	127.90%	169.60%	288.31%
William B. Rutherford	125%	180.02%	127.90%	169.60%	212.00%
Samuel N. Hazen	140%	180.02%	127.90%	169.60%	237.43%
Jon M. Foster	85%	183.72%	127.90%	172.56%	146.67%
Charles J. Hall	85%	178.22%	127.90%	168.15%	142.93%

Elements of Compensation – Long-Term Equity Incentive Awards

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for long-term growth in stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership. Grants are made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (“Stock Incentive Plan”).

Since 2015, the annual long-term equity incentive awards awarded to the Company’s executive officers have included PSUs, which vest upon achievement of a three-year cumulative EPS goal, in addition to time vesting stock settled SAR awards. Specifically, the named executive officers’ 2018 annual equity awards were structured with 1/2 of the target award value granted in the form of time-based SARs, and the other 1/2 of the target award value granted in the form of PSUs which vest based on achievement of a cumulative three-year EPS goal.

The Committee determined the number of shares underlying the equity grants awarded to the named executive officers in 2018 based on a combination of the following considerations:

•	Market practices;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Stock Appreciation Rights

The Committee determined that SARs are an effective long-term incentive vehicle for this population because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

The SARs granted in 2018 have a ten-year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (January 31, 2018) (the “2018 SARs”). The 2018 SARs are structured such that 25% of the SARs will vest on each of the first four anniversaries of the grant date. The Committee used the Company’s six-month average stock price as of December 31, 2018 and a valuation model estimation to determine the number of SARs granted.

Named Executive Officer	# of 2018 SARs Granted

R. Milton Johnson	251,570

William B. Rutherford	70,900

Samuel N. Hazen	109,780

Jon M. Foster	36,600

Charles J. Hall	36,600

For additional information concerning the 2018 SARs, see the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

Performance Share Units

The Committee determined that PSUs are consistent with market best practices for executive pay and appropriately reward our executives for long-term Company performance. PSUs vest based on achievement of a cumulative three-year EPS (as defined in the respective PSU award agreement) goal (“Target EPS”) as set forth in the schedule below, with vesting related to performance between 80% and 120% of Target EPS determined by straight line interpolation. The Committee sets challenging Target EPS goals to link the awards to the Company’s long-term business objectives and provide meaningful incentives for achieving or exceeding the Company’s performance growth objectives.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Greater than or equal to 120% of Target EPS	200%
100% of Target EPS	100%
80% of Target EPS	25%
Less than 80% of Target EPS	0%

Cumulative EPS is defined for purposes of the PSUs as the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the performance period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs or benefits (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period, (f) gains or losses on acquisition or disposition of controlling interests in equity investments or consolidated entities, and (g) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

Performance Share Units – 2018 Awards

The PSUs granted in 2018 (the “2018 PSUs”) vest based on achievement of a cumulative Target EPS for fiscal years 2018 — 2020, subject to the vesting schedule set forth above. The Committee used the Company’s six-month average stock price as of December 31, 2017 to determine the number of PSUs granted.

Named Executive Officer	# of 2018 Target PSUs Granted

R. Milton Johnson	68,430

William B. Rutherford	19,290

Samuel N. Hazen	29,860

Jon M. Foster	9,960

Charles J. Hall	9,960

For additional information concerning the 2018 PSUs, see the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

Performance Share Units – 2016 Awards

The PSUs granted in 2016 (the “2016 PSUs”) vested based on achievement of a cumulative Target EPS for fiscal years 2016 – 2018, subject to the vesting schedule set forth above. The cumulative Target EPS for the 2016 PSUs was $20.00, and the actual cumulative EPS achieved for the 2016 – 2018 fiscal year period for purposes of the 2016 PSUs was $20.89, which included adjustments for the impact of Hurricanes Harvey, Irma, and Michael; the adoption of Accounting Standards Update (“ASU”) 2016-09: Improvements to Employee Share-Based Accounting and the 2017 Tax Cuts and Jobs Act. Therefore, based upon achievement of a cumulative adjusted EPS of 104.5% of the Target EPS for the 2016 PSUs, the named executive officers vested in 122.25% of the Target 2016 PSUs.

Named Executive Officer	# of 2016 Target PSUs Granted	# of Actual 2016 PSUs Vested

R. Milton Johnson	60,020	73,374

William B. Rutherford	17,060	20,855

Samuel N. Hazen	21,480	26,259

Jon M. Foster	8,850	10,819

Charles J. Hall	8,850	10,819

Ownership Guidelines. Our ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested stock options and SARs. The guidelines provide that 75% of vested restricted shares net of taxes and exercised options and SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. As of December 31, 2018, each named executive officer’s equity holdings exceeded the minimum ownership guidelines. The following table shows the ownership of the named executive officers as of December 31, 2018:

Named Executive Officer	Ownership as a Multiple of Base Salary

R. Milton Johnson	186x
William B. Rutherford	35x
Samuel N. Hazen	156x
Jon M. Foster	48x
Charles J. Hall	39x

Personal Benefits.  Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Our CEO and President are permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may also have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes.

The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers.

Retirement Plans and Benefits.  We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA in 2018 to the named executive officers, see the 2018 Summary Compensation Table and related footnotes and narratives and “2018 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs as described below (with the exception of Mr. Rutherford who only participates in the HCA Restoration Plan). The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age; and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts maintained for each such named executive officer under this plan as of January 1, 2008 continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2018 Nonqualified Deferred Compensation.”

Key executives may also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. All the named executive officers, with the exception of Mr. Rutherford, participate in the SERP. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. All participants are fully vested in their SERP benefits, and the plan is frozen to new entrants. For additional information concerning the SERP, see “2018 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Equity Award Retirement Provisions

Pursuant to agreements governing the stock options awarded to the named executive officers prior to the Company’s IPO in 2011, the vested portions of such awards will remain exercisable for 180 days following the termination of such executive’s employment by reason of “retirement” (defined under such agreements as resignation from service after (i) attaining 65 years of age or (ii) after attaining 60 years of age and completing 36 months of service with the Company or any of its subsidiaries following the Merger).

Pursuant to the agreements governing the SARs granted to the named executive officers in 2011 – 2013, the vested portions of such awards will remain exercisable for 180 days following the termination of such executive’s employment by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries). With respect to the SARs granted to the named executive officers in 2014 – 2018, the governing agreements provide that the vested portions of such awards will remain exercisable for three years following termination of the executive’s employment by reason of “retirement” (as defined immediately above).

Pursuant to the agreements governing the SAR awards granted to the named executive officers in 2019, in the event of the executive’s termination on account of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date, (ii) the awards immediately vest and remain exercisable for four years following termination of the executive’s employment on account of death or disability occurring one year or more after the grant date, and (iii) the awards will continue to vest annually as scheduled and remain exercisable for four years following termination of the executive’s employment by reason of “retirement” as defined in the 2019 SAR grant agreements.

Pursuant to the agreements governing the PSU awards granted to the named executive officers in 2016 – 2019, in the event of the executive’s termination on account of death, disability, or retirement (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) (a) for agreements granted in 2016 – 2018, after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries or (b) for agreements granted in 2019, after attaining 60 years of age and completing 20 years of service with the Company of any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period) if the executive’s employment is terminated one year or more after the grant date.

Pursuant to the restricted share unit (“RSU”) agreements governing the RSUs granted to the named executive officers under the 2015 PEP plan, (1) in the event the executive officer’s employment terminates by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries), the executive shall become vested in any unvested RSUs, and such RSUs shall continue to be payable on each applicable vesting date that occurs following their retirement, and (2) in the event of the executive’s death or disability (as defined under Section 409A of the Internal Revenue Code), all unvested RSUs shall immediately vest.

Equity Award	Retirement Definition	Retirement ≥ 1 Year after Grant Date	Continued Vesting after Retirement	Continued Exercisability after Retirement

Stock Options (Granted Prior to 2011 IPO)	Age 65 or Age 60 and 3 years of service after 11/17/2006	N/A	None	180 Days

Stock Options & SARs (Granted 2011 – 2013)	Age 65 or Age 55 and 10 years of service	N/A	None	180 Days

SARS (Granted 2014 – 2018)	Age 65 or Age 55 and 10 years of service	N/A	None	3 Years

SARs (Granted 2019)	Age 65 or Age 60 and 20 years of service	< 1 year ≥ 1 year	None Yes	N/A 4 Years

PSUs (Granted 2016 – 2018)	Age 65 or Age 55 and 10 years of service	< 1 year ≥ 1 year	None Pro Rata	N/A N/A

PSUs (Granted 2019)	Age 65 or Age 60 and 20 years of service	< 1 year ≥ 1 year	None Pro Rata	N/A N/A

As of December 31, 2018, Messrs. Hall and Johnson were retirement eligible under all applicable award agreements, and Messrs. Foster and Hazen were retirement eligible under the award agreements granted in 2011 – 2018. Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control.”

Severance Benefits.  In connection with the Merger in 2006, we entered into employment agreements with Messrs. Johnson, Hazen, Hall and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. Messrs. Rutherford and Foster do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits Specific to Mr. Johnson

In light of his long-term service to the Company and his retirement from the position of Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Mr. Johnson, effective December 31, 2018. Pursuant to the Amended Employment Agreement, effective as of the expiration of the employment term (December 31, 2019) or Mr. Johnson’s sooner voluntary termination for any reason (including by reason of death or disability, but other than for “good reason” (as defined in the agreement)), Mr. Johnson would be entitled to receive (i) any Base Salary that is earned and unpaid through the date of termination; (ii) any annual bonus earned, but unpaid, for the year ended December 31, 2018 under the PEP as of the date of termination; (iii) a pro rata portion of any 2019 annual bonus that Mr. Johnson would have been entitled to receive pursuant to the agreement based upon the Company’s actual results for 2019

(with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to Mr. Johnson when the 2019 annual bonus would have been otherwise payable); (iv) vesting of a pro rata portion of Mr. Johnson’s 2019 RSU award (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment); (v) reimbursement of any unreimbursed business expenses properly incurred; and (vi) such employee benefits, if any, as to which Mr. Johnson may be entitled under the Company’s employee benefit plans.

If Mr. Johnson’s employment is terminated by the Company without “cause” or by Mr. Johnson for “good reason” (each as defined in the agreement), Mr. Johnson would be entitled to receive the benefits described above and, subject to the delivery of a customary release and continued compliance with the noncompetition, nonsolicitation and confidentiality restrictions in the Amended Employment Agreement, an amount (if any) equal to Mr. Johnson’s Base Salary that would have been otherwise payable through the end of the Employment Term and 100% vesting of Mr. Johnson’s 2019 RSU award.

If Mr. Johnson’s employment is terminated by the Company for “cause,” Mr. Johnson would be entitled to receive the amounts and benefits described in the first paragraph of this section, except that Mr. Johnson would not be entitled to receive a prorated bonus under the 2019 PEP or pro rata vesting of his 2019 RSU award.

“Good Reason” is defined as (i) (I) a reduction in Mr. Johnson’s base salary or bonus opportunities (taking into consideration equity grants) or (II) the reduction of benefits payable to Mr. Johnson under any deferred compensation plan, in each case other than any reduction due to investment performance or as a result of normal changes in interest rates used for determining benefits (although not including any change in methodology for determining such interest rates) or any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within 10 business days after Mr. Johnson gives the Company written notice of such event; or (ii) a substantial diminution in Mr. Johnson’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within 10 business days after Mr. Johnson gives the Company written notice of such event; or (iii) a transfer of Mr. Johnson’s primary workplace to a location that is more than 20 miles from his workplace as of the date of the agreement.

“Cause” is defined as Mr. Johnson’s (i) willful and continued failure to perform his material duties with respect to the Company or its subsidiaries which continues beyond ten (10) business days after a written demand for substantial performance is delivered by the Company (the “Cure Period”); or (ii) willful or intentional engaging by Mr. Johnson in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or its affiliates which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such misconduct or injury can be cured); or (iii) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of Mr. Johnson’s equity agreements with the Company, or Mr. Johnson’s engaging in any action in breach of the covenants of his Amended Employment Agreement, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

Severance Benefits Specific to Messrs. Hazen and Hall

Under the Company’s employment agreements with Messrs. Hazen and Hall, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change in control), the executive would be entitled to receive:

•	any base salary and any bonus that is earned and unpaid through the date of termination;

•	reimbursement of any unreimbursed business expenses properly incurred by the executive; and

•	such employee benefits, if any, to which the executive may be entitled under our employee benefit plans

(the payments and benefits described above being “Accrued Rights”)

plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period;

•

Pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment), payable to the executive when the annual bonus would have been otherwise payable (the “Pro Rata Bonus”); and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

“Cause” is defined in each employment agreement as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity.

“Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

However, the executive may elect to have his covenants not to compete waived by us and forgo all payments and benefits described above other than the Accrued Rights.

Pursuant to each employment agreement, in the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to Accrued Rights.

Additionally, the executive’s stock options granted while the Company was privately held will remain exercisable until the first anniversary of the termination of the executive’s employment. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

Severance Benefits Specific to Messrs. Rutherford and Foster

Under the Company’s Executive Severance Policy applicable to Messrs. Rutherford and Foster, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire), by Messrs. Rutherford or Foster for “good reason” (as defined below), or as a result of, and after, a change in control (as defined under Section 409A of the Internal Revenue Code), each of Messrs. Rutherford and Foster would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to 24 months of his base salary in a lump sum payment at his current base salary rate;

•	Pro rata PEP bonus; and

•	A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months.

“Good Reason” under the Executive Severance Policy is defined as actions taken by the Company that result in a materially negative change to the executive, such as the duties to be performed, the conditions under which duties are performed, or the compensation received. Isolated or inadvertent failure by the Company that is not in bad faith and is remedied within 10 business days of written notice from an executive does not constitute good reason.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Severance Benefits Applicable to All Named Executive Officers’ Equity Awards

Pursuant to the terms of the agreements governing stock option and SARs, vested stock options and SARs will remain exercisable for 180 days following a termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the award agreement).

Pursuant to the agreements governing the PSU awards, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year into the performance period and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year into the performance period on account of death, disability, retirement, or involuntary termination without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Additional information regarding applicable payments under such agreements and policies for the named executive officers is provided under “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits.  The Committee believes that the potential acceleration of vesting described below is appropriate in order to provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.

Beginning in 2015, SAR and PSU awards granted to the named executive officers under the Stock Incentive Plan are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios; further, the change in control definition applicable to such awards was refined to reflect the reduced ownership of the Company’s Sponsors.

Pursuant to the award agreements governing the outstanding equity awards granted under the Stock Incentive Plan in 2014, upon a Change in Control of the Company (as defined below), all unvested time vesting awards (that have not otherwise terminated or become exercisable) shall become immediately exercisable, and all unvested EBITDA vesting awards (that have not otherwise terminated or become exercisable) shall also become immediately exercisable.

For purposes of the 2014 SARs, “Change in Control” shall mean, in lieu of any definition contained in the Stock Incentive Plan: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group other than, as of the date of determination, (A) any and all of an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (B) Hercules Holding, but only for so long as Hercules Holding continues to hold at least 30% of the voting power of the Company’s voting equity securities, or (C) any Equity Sponsor (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of March 8, 2011), but only for so long as the Equity Sponsors, in the aggregate, continue to hold at least 30% of the voting power of the Company’s voting equity securities (any of the foregoing, “Permitted Holders”); or (ii) any person or group, other than the Permitted Holders, becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto)) (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or (iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are beneficially owned subsequent to such transaction by the person or persons who were the beneficial owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or (iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

Pursuant to the RSU agreements governing the outstanding RSUs granted to the named executive officers under the 2015 PEP, upon a Change in Control (as defined immediately above and refined in 2015 to reflect the reduced ownership of the Company’s Sponsors), all unvested RSUs shall immediately vest.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation.  The Company can recoup (or “clawback”) incentive compensation pursuant to our PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Tax and Accounting Implications.  The Committee has historically considered the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 in any year cannot be taken by us as a tax deduction unless the compensation constitutes “qualified performance-based compensation” within the meaning of Section 162(m). The design of the Company’s PEP and other incentive compensation has historically been intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. Moreover, this exception allowing the full deductibility of “qualified performance-based compensation” does not apply to compensation paid after January 1, 2018 unless paid pursuant to a written binding contract that was in effect on November 2, 2017. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC 718.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Charles O. Holiday, Jr., Chairperson

Ann H. Lamont

Geoffrey G. Meyers

2018 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2018.

Name and Principal Positions (1)	Year	Salary ($)	Stock Awards ($)(2)	Option/ SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compen- sation ($)(6)	Total ($)
R. Milton Johnson	2018	$1,494,167	$6,922,379	$7,199,959	$4,324,704	$1,347,008	$131,689	$21,419,906
Chairman and Chief	2017	$1,427,500	$5,410,999	$5,242,522	$1,606,299	$3,563,404	$18,000	$17,268,724
Executive Officer	2016	$1,391,667	$4,176,192	$4,305,242	$1,943,442	$9,497,031	$18,000	$21,331,574

William B. Rutherford	2018	$845,920	$1,951,376	$2,029,165	$1,799,077	—	$175,846	$6,801,384
Executive Vice and	2017	$814,667	$1,677,721	$1,625,245	$673,972	—	$144,419	$4,936,024
Chief Financial Officer	2016	$793,750	$1,187,035	$1,223,623	$718,584	—	$169,374	$4,092,366

Samuel N. Hazen	2018	$1,120,167	$3,020,638	$3,141,915	$2,664,018	—	$60,212	$10,006,950
President and Chief	2017	$1,091,667	$2,489,125	$2,411,709	$1,017,565	$2,501,812	$18,000	$9,529,878
Operating Officer	2016	$995,834	$1,494,578	$1,540,810	$1,020,716	$3,737,225	$18,000	$8,807,163

Jon M. Foster	2018	$845,920	$1,007,554	$1,047,496	$1,244,738	$349,939	$36,196	$4,531,843
President — American Group	2017	$814,667	$812,224	$786,464	$496,564	$1,282,039	$18,000	$4,209,958

Charles J. Hall	2018	$845,920	$1,007,554	$1,047,496	$1,212,958	—	$35,864	$4,149,792
President — National	2017	$814,667	$812,224	$786,464	$466,431	$114,135	$18,000	$3,011,921
Group	2016	$797,088	$615,783	$634,638	$609,954	$544,372	$18,000	$3,219,835

(1)

Effective December 31, 2018, Mr. Johnson retired as Chief Executive Officer but retained the role of Chairman, and effective January 1, 2019, Mr. Hazen was appointed to serve as Chief Executive Officer of the Company.

(2)

All amounts for 2018 are attributable to PSU awards. PSU awards for 2018 include the aggregate grant date fair value of the PSUs granted during fiscal year 2018 in accordance with FASB ASC 718 as awarded to the named executive officers under the Stock Incentive Plan.

(3)

SAR awards for 2018 include the aggregate grant date fair value of the SARs granted during fiscal year 2018 in accordance with FASB ASC 718 as awarded to the named executive officers under the Stock Incentive Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(4)

Non-Equity Incentive Plan Compensation for 2018 reflects amounts earned for the year ended December 31, 2018 under the 2018 PEP, which amounts were paid in cash in the first quarter of 2019. With respect to the EBITDA weighted portion of the 2018 PEP, the Company exceeded its target performance level, as adjusted, but did not reach the maximum performance level, as adjusted, resulting in a 180.02% of target payout for the named executive officers, with the exception of Mr. Foster, whose EBITDA weighted portion was paid out at 183.72% of his target amount, due to the 50% of his PEP based on the EBITDA of the American Group, which exceeded the target performance level, as adjusted, but did not reach the maximum performance level and Mr. Hall, whose EBITDA weighted portion was paid out at 178.22% of his target amount, due to the 50% of his PEP based on the EBITDA of the National Group, which exceeded the target performance level, as adjusted, but did not reach the maximum performance level. With respect to the quality weighted portion of the 2018 PEP, the Company exceeded the target level for the CLASBI, CAUTI, SSI, MRSA and C. diff Healthcare-Associated Infections metrics and IMM-2, PC-01 and VTE-6 Core Measures metrics. The HCAHPS Overall Rating for inpatient experience and the Press Ganey Emergency Room Patient Overall Rating for emergency room patients exceeded the threshold level but did not reach the target level for Patient Experience metrics. The combined impact of these metrics resulted in a 127.90% of target payout for the quality weighted portion of the 2018 PEP. Therefore, pursuant to the terms of the 2018 PEP, awards under the 2018 PEP were paid out to the named executive officers at 169.60% of each named executive officer’s respective target amount, with exception of Mr. Foster, whose award was paid out at 172.56% of his target amount and Mr. Hall, whose award was paid out at 168.15% of his target amount. The terms of the 2018 PEP are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Annual Incentive Compensation: PEP.”

(5)

All amounts for 2018 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2018 Pension Benefits.” The changes in the SERP benefit value during 2018 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return; (ii) the discount rate changing from 3.28% to 3.97%, which resulted in a decline in the value; (iii) the use of the actual 2018 lump sum rate of 2.60% for Mr. Johnson, who retired in 2018; and (iv) the mortality table used for calculating lump sums was updated from the 2017 applicable mortality table to the 2018 applicable mortality table under Internal Revenue Code section 417(e)(3), which resulted in an increased value. The impact of these events on the SERP benefit values was:

	Johnson	Hazen	Foster	Hall
Passage of Time	$1,170,150	$1,078,073	$1,038,306	$(452,150)
Discount Rate Change	$(1,365,481)	$(2,068,419)	$(1,061,503)	$(982,091)
Mortality Table Update	$1,542,339	$784,402	$373,136	$649,377

(6)	2018 amounts generally consist of:

•	Matching Contributions to our 401(k) Plan and Company accruals for the HCA Restoration Plan as set forth below.

	Johnson	Rutherford	Hazen	Foster	Hall
HCA 401(k) matching contribution	$18,500	$18,500	$18,500	$18,500	$18,000
HCA Restoration Plan	—	$124,887	—	—	—

•

Dividend equivalent payments that became payable to the named executive officers upon the vesting of the 2016 PSUs, representing the cash dividends paid per share multiplied by the number of 2016 PSUs outstanding and unpaid as of the March 1, 2018, June 1, 2018, September 4, 2018 and December 3, 2018 dividend record dates (the “2018 Dividend Record Dates”).

	Johnson	Rutherford	Hazen	Foster	Hall
Dividend Equivalent Payments on Vested 2016 PSUs	$102,724	$29,197	$36,763	$15,147	$15,147

•

Dividend equivalent payments that became payable to the named executive officers upon the vesting of the RSUs awarded to the named executive officers in February 2016 under the 2015 PEP, representing the cash dividends paid per share multiplied by the number of RSUs outstanding and unpaid as of the 2018 Dividend Record Dates.

	Johnson	Rutherford	Hazen	Foster	Hall
Dividend Equivalent Payments on Vested 2015 PEP RSUs	$10,465	$3,262	$4,949	$2,549	$2,717

2018 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our Stock Incentive Plan and 2018 PEP during the 2018 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Option Awards: Number of Securities Underlying Options/ SARs(3)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Stock/ Option/ SAR Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

R. Milton Johnson	1/31/2018	—	—	—	—	—	—	251,570	$101.16	$7,199,959
	1/31/2018	—	—	—	17,107	68,430	136,860	—	—	$6,922,379
	N/A	$510,000	$2,550,000	$5,100,000	—	—	—	—	—	—

William B. Rutherford	1/31/2018	—	—	—	—	—	—	70,900	$101.16	$2,029,165
	1/31/2018	—	—	—	4,822	19,290	38,580	—	—	$1,951,376
	N/A	$212,160	$1,060,800	$2,121,600	—	—	—	—	—	—

Samuel N. Hazen	1/31/2018	—	—	—	—	—	—	109,780	$101.16	$3,141,915
	1/31/2018	—	—	—	7,465	29,860	59,720	—	—	$3,020,638
	N/A	$314,160	$1,570,800	$3,141,600	—	—	—	—	—	—

Jon M. Foster	1/31/2018	—	—	—	—	—	—	36,600	$101.16	$1,047,496
	1/31/2018	—	—	—	2,490	9,960	19,920	—	—	$1,007,554
	N/A	$144,269	$721,344	$1,442,688	—	—	—	—	—	—

Charles J. Hall	1/31/2018	—	—	—	—	—	—	36,600	$101.16	$1,047,496
	1/31/2018	—	—	—	2,490	9,960	19,920	—	—	$1,007,554
	N/A	$144,26	$721,344	$1,442,688	—	—	—	—	—	—

(1)

Non-equity incentive awards granted to each of the named executive officers pursuant to our 2018 PEP for the 2018 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which represents 25% of the amount shown in the “Target” column with respect to the 80% of the 2018 PEP subject to 2018 EBITDA performance and 0% of the amount shown in the “Target” column with respect to the 20% of the 2018 PEP subject to 2018 quality metrics performance. The amount shown in the “Maximum” column is 200% of the target amount. Based upon the Company’s performance on the EBITDA and quality metrics, pursuant to the terms of the 2018 PEP, awards under the 2018 PEP were paid out to the named executive officers at 169.60% of each named executive officer’s respective target amount, with the exception of Mr. Foster, whose award was paid out at 172.56% of his target amount and Mr. Hall, whose award was paid out at 168.15% of his target amount. Under the 2018 PEP for the 2018 fiscal year, Messrs. Johnson, Rutherford, Hazen, Foster and Hall received cash payments of $4,324,704, $1,799,077, $2,664,018, $1,244,738 and $1,212,958, respectively. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(2)

PSUs awarded under the Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2018 PSUs vest based upon on achievement of a cumulative EPS goal for fiscal years 2018 – 2020. The amounts shown in the “Threshold” column reflect the number of PSUs that will vest upon achievement of 80% of Target EPS, which represents 25% of the amount shown in the “Target” column. The amounts shown in the “Target” column reflect the number of PSUs that will vest upon achievement of Target EPS. The amounts shown in the “Maximum” column reflect the number of PSUs that will vest upon achievement of 120% of Target EPS or greater, which represents 200% of the target amount. The terms of the 2018 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Long-Term Equity Incentive Awards — Performance Share Units — 2018 Awards.” The aggregate grant date fair value of the 2018 PSUs, in accordance with FASB ASC 718, is reflected in the “Stock Awards” column of the 2018 Summary Compensation Table.

(3)

SARs awarded under the Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2018 SARs vest based upon continued employment, in four equal installments on the first four anniversaries of the grant date. The 2018 SARs are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column. The terms of the 2018 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Long-Term Equity Incentive Awards — Stock Appreciation Rights.” The aggregate grant date fair value of the 2018 SARs, in accordance with FASB ASC 718, is reflected in the “Option/Stock Appreciation Right Awards” column of the 2018 Summary Compensation Table.

Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table

Total Compensation. In 2018, 2017 and 2016, total direct compensation, as described in the 2018 Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash and long-term equity incentive awards. In 2018, 2017 and 2016, the long-term equity incentive awards granted to the named executive officers were structured such that 1/2 of the target award was granted in the form of time-based SARs, and the other 1/2 of the target award was granted in the form of PSUs which vest based on achievement of a three-year cumulative EPS goal.

This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provide an opportunity for executives to participate in two supplemental retirement plans (with the exception of Mr. Rutherford, who does not participate in the SERP); however, effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions, although HCA Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the HCA Restoration Plan, see “2018 Nonqualified Deferred Compensation”).

Annual PEP Awards. With respect to the 2018, 2017 and 2016 fiscal years, each named executive officer was eligible to earn under the 2018 PEP, 2017 PEP and 2016 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2018 for the named executive officers were set forth in the 2018 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Annual Incentive Compensation: PEP.”

Stock Appreciation Rights and Performance Share Units. In January 2018, February 2017 and January 2016, time-based SAR awards and EPS performance-based PSU awards were granted to the named executive officers under the Stock Incentive Plan. These SARs and PSUs were designed to be long-term equity incentive awards. The terms of the SAR and PSU awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.”

All stock option, SAR, PSU and RSU awards held by the named executive officers are described in the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements. In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with Messrs. Johnson, Hazen, Hall and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Healthcare, Inc. (f/k/a HCA Holdings, Inc.), and which agreements govern the terms of each executive’s employment. In light of his long-term service to the Company and his retirement from the position of Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement with Mr. Johnson, effective December 31, 2018. Mr. Hazen’s employment agreement was amended, effective as of February 9, 2011, January 29, 2015, November 14, 2016, and January 1, 2019 to reflect his appointment to the positions of President – Operations, then Chief Operating Officer, then President and Chief Operating Officer, and then Chief Executive Officer, respectively. The employment agreements with Messrs. Hazen and Hall were also amended effective January 27, 2016 to remove legacy language in such agreements providing that the Company and the executive would work together in good faith to try to address any issues posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code). Messrs. Rutherford and Foster do not have employment agreements with the Company.

Employment Agreement – Mr. Johnson

Pursuant to the terms of Mr. Johnson’s agreement effective December 31, 2018 in connection with his retirement as Chief Executive Officer, he will serve as Chairman of the Company through the Company’s 2019 annual meeting of stockholders and as Executive Advisor through December 31, 2019 (the “Employment Term”).

Mr. Johnson shall receive a base salary at the monthly rate of $125,000 during the Employment Term. For calendar year 2019, Mr. Johnson shall be eligible to earn a bonus with a “target” payout of $750,000 based upon the achievement of certain objectives to be determined by the Compensation Committee of the Company or subcommittee thereof. In addition, Mr. Johnson shall receive a grant of the Company’s restricted share units with a grant date value of $750,000 on or about the date the Company grants annual equity awards to its executive officers for calendar year 2019, which shall vest 100% upon the expiration of the Employment Term.

Mr. Johnson’s agreement provides that it is the intent of the parties that Mr. Johnson’s retirement as Chief Executive Officer shall cause a “separation from service” with the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, as of December 31, 2018.

The agreement further provides that, for the avoidance of doubt, Mr. Johnson shall continue to vest with respect to any outstanding equity grants to Mr. Johnson under any equity incentive plan maintained by the Company through continued service during the Employment Term.

The benefits Mr. Johnson will be entitled to receive pursuant to his Amended Employment Agreement upon the expiration of the Employment Term or Mr. Johnson’s sooner termination of his employment are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Mr. Johnson”.

Employment Agreements – Messrs. Hazen and Hall

The term of employment under Messrs. Hazen and Hall’s agreements is indefinite, and they are terminable by either party at any time; provided that the executive must give no less than 90 days’ notice prior to a resignation. Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with the Merger or the future payment of any extraordinary cash dividends.

The benefits Messrs. Hazen and Hall will be entitled to receive pursuant to their respective employment agreements upon termination of their employment are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Hazen and Hall”.

Executive Severance Policy

The Company’s Executive Severance Policy applies to Messrs. Rutherford and Foster if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire), by Messrs. Rutherford or Foster for “good reason” (as defined in the policy), or as a result of, and after, a change in control (as defined under Section 409A of the Internal Revenue Code). The severance benefits applicable to Messrs. Rutherford and Foster under this policy are described in more detail under “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Rutherford and Foster.”

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements or other compensation arrangements and the Stock Incentive Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table includes certain information with respect to options, SARs, PSUs and RSUs held by the named executive officers as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options and SARs Exercisable (#)(1)(2) (3)(4)	Number of Securities Underlying Unexercised Options and SARs Unexercisable (#)(2)(3) (4)(5)	Option/ SAR Exercise/ Base Price ($)(6)(7)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)(9) (10)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
R. Milton Johnson	425,000	—	$22.95	2/8/2022	—	—
	316,875	—	$37.18	2/6/2023	—	—
	337,625	—	$47.97	2/5/2024	—	—
	117,000	39,000	$68.96	2/4/2025	—	—
	81,100	81,100	$69.58	1/29/2026	—	—
	45,845	137,535	$81.96	2/1/2027	—	—
	—	251,570	$101.16	1/31/2028	—	—
	—	—	—	—	7,475	$930,264
	—	—	—	—	66,020	$8,216,189
	—	—	—	—	68,430	$8,516,114
William B. Rutherford	37,500	—	$17.33	11/2/2021	—	—
	6,250	—	$21.35	11/2/2021	—	—
	5,000	—	$22.10	11/2/2021	—	—
	50,000	—	$22.95	2/8/2022	—	—
	16,575	—	$37.18	2/6/2023	—	—
	78,625	—	$47.97	2/5/2024	—	—
	27,750	9,250	$68.96	2/4/2025	—	—
	23,050	23,050	$69.58	1/29/2026	—	—
	14,212	42,638	$81.96	2/1/2027	—	—
	—	70,900	$101.16	1/31/2028	—	—
	—	—	—	—	2,330	$289,969
	—	—	—	—	20,470	$2,547,492
	—	—	—	—	19,290	$2,400,641
Samuel N. Hazen	93,750	—	$17.33	11/2/2021	—	—
	15,625	—	$21.35	11/2/2021	—	—
	12,500	—	$22.10	11/2/2021	—	—
	250,000	—	$22.95	2/8/2022	—	—
	185,250	—	$37.18	2/6/2023	—	—
	152,625	—	$47.97	2/5/2024	—	—
	44,250	14,750	$68.96	2/4/2025	—	—
	29,025	29,025	$69.58	1/29/2026	—	—
	21,090	63,270	$81.96	2/1/2027	—	—
	—	109,780	$101.16	1/31/2028	—	—
	—	—	—	—	3,535	$439,931
	—	—	—	—	30,370	$3,779,547
	—	—	—	—	29,860	$3,716,077
Jon M. Foster	40,000	—	$22.95	2/8/2022	—	—
	121,875	—	$37.18	2/6/2023	—	—
	69,375	—	$47.97	2/5/2024	—	—
	18,000	6,000	$68.96	2/4/2025	—	—
	11,955	11,955	$69.58	1/29/2026	—	—
	6,877	20,633	$81.96	2/1/2027	—	—
	—	36,600	$101.16	1/31/2028	—	—
	—	—	—	—	1,821	$226,623
	—	—	—	—	9,910	$1,233,300
	—	—	—	—	9,960	$1,239,522

Name	Number of Securities Underlying Unexercised Options and SARs Exercisable (#)(1)(2) (3)(4)	Number of Securities Underlying Unexercised Options and SARs Unexercisable (#)(2)(3) (4)(5)	Option/ SAR Exercise/ Base Price ($)(6)(7)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)(9) (10)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Charles J. Hall	107,250	—	$37.18	2/6/2023	—	—
	69,375	—	$47.97	2/5/2024	—	—
	18,000	6,000	$68.96	2/4/2025	—	—
	11,955	11,955	$69.58	1/29/2026	—	—
	6,877	20,633	$81.96	2/1/2027	—	—
	—	36,600	$101.16	1/31/2028	—	—
	—	—	—	—	1,941	$241,557
	—	—	—	—	9,910	$1,233,300
	—	—	—	—	9,960	$1,239,522

(1)

Reflects (i) options granted to Messrs. Rutherford and Hazen in November 2011, 1/2 of which vested on the basis of time and 1/2 of which vested on the basis of EBITDA performance (the “2011 Options”); (ii) SARs granted to each named executive officer in 2012, 1/2 of which vested on the basis of time and 1/2 of which vested on the basis of EBITDA performance (the “2012 SARs”); (iii) SARs granted to each named executive officer in 2013, 1/2 of which vested on the basis of time and 1/2 of which vested on the basis of EBITDA performance; (iv) SARs granted to each named executive officer in 2014, 1/ 2 of which vest on the basis of time and 1/2 of which vested on the basis of EBITDA performance (the “2014 SARs”); (v) SARs granted to each named executive officer in 2015 which vest on the basis of time (the “2015 SARs”); (vi) SARs granted to each named executive officer in 2016 which vest on the basis of time (the “2016 SARs”); and (vii) SARs granted to each named executive officer in 2017 which vest on the basis of time (the “2017 SARs”).

(2)

Reflects 2015 SARs awarded in February 2015 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2015 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2015 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 75% of the time vested 2015 SARs that vested February 4, 2016, 2017 and 2018, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(3)

Reflects 2016 SARs awarded in January 2016 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2016 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2016 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 50% of the time vested 2016 SARs that vested January 29, 2017 and 2018, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(4)

Reflects 2017 SARs awarded in February 2017 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2017 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2017 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 25% of the time vested 2017 SARs that vested February 1, 2018, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(5)

Reflects 2018 SARs awarded in January 2018 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2018 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2018 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the 2018 SARs are described in more detail under “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table.”

(6)

The exercise price for the 2011 Options granted under the Stock Incentive Plan to Messrs. Rutherford and Hazen on November 2, 2011 was $23.35. Pursuant to the award agreements governing the 2011 Options, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock and outstanding vested stock options held on the February 16, November 2 and December 17, 2012 record dates, respectively (the “2012 Distributions”), the Company reduced the per share exercise price of any unvested 2011 Option outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2011 Options award agreements, to the extent the per share exercise price could not be reduced by the full $2.50 per share distribution, the Company has paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 2, 2012 record date upon the vesting of such option. Also in connection with the November 2, 2012 distribution, the option exercise price of the vested 2011 Options was reduced by 50% of the $2.50 distribution, consistent with applicable tax rules, and a cash payment was made equal to 50% of the $2.50 distribution.

(7)

The base price for the 2012 SARs granted under the Stock Incentive Plan to the named executive officers on February 8, 2012 was $28.97. Pursuant to the award agreements governing the 2012 SARs, in connection with the 2012 Distributions, the Company reduced the per share base price of any unvested 2012 SAR award outstanding as of the applicable record dates by the per share distribution amount to the extent the per share base price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2012 SAR award agreements, to the extent the per share base price could not be reduced by the full $2.50 per share distribution, the Company paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the base price of the applicable SARs outstanding as of the November 2, 2012 record date upon the vesting of such awards.

(8)

Reflects RSUs awarded to Messrs. Johnson, Rutherford, Hazen, Foster and Hall in February 2016 under the 2015 PEP for performance in excess of the target performance level, reflecting 50% of the value of each executive’s 2015 PEP payment in excess of their respective target payment level. These RSU awards will vest in two equal installments on the second and third anniversaries of their February 25, 2016 grant date.

(9)

Reflects PSUs awarded to Messrs. Johnson, Rutherford, Hazen, Foster and Hall in February 2017 under the 2017 long-term equity incentive awards structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2017 – 2019. These PSU awards will be eligible to vest at the end of fiscal year 2019 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(10)

Reflects PSUs awarded to Messrs. Johnson, Rutherford, Hazen, Foster and Hall in January 2018 under the 2018 long-term equity incentive awards structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2018 – 2020. These PSU awards will be eligible to vest at the end of fiscal year 2020 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(11)	The market value of the unvested RSUs and PSUs is calculated at $124.45 per share (the closing price of the Company’s common stock on the NYSE on December 31, 2018).

Option Exercises and Stock Vested in 2018

The following table includes certain information with respect to options exercised by the named executive officers and stock vested during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
R. Milton Johnson	1,066,791	$87,993,434	136,822	$13,759,690
William B. Rutherford	84,674	$8,007,833	33,058	$3,324,749
Samuel N. Hazen	422,266	$34,335,527	52,926	$5,322,958
Jon M. Foster	160,000	$14,812,600	22,681	$2,281,392
Charles J. Hall	469,766	$42,616,298	22,801	$2,293,493

(1)

Messrs. Johnson, Rutherford, Hazen, Foster and Hall elected a cashless exercise of 1,066,791, 36,212, 366,266, 160,000 and 245,930 stock options, respectively, resulting in net shares realized of 523,443, 21,236, 178,047, 79,031 and 121,361, respectively. Messrs. Rutherford, Hazen and Hall elected a cashless full sale exercise of 48,462, 56,000 and 223,836 stock options, respectively, resulting in zero net shares realized.

(2)

Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)

Messrs. Johnson, Rutherford, Hazen, Foster and Hall vested in 136,822, 33,058, 52,926, 22,681 and 22,801 PSUs and RSUs, respectively, resulting in net shares realized of 83,264, 20,049, 32,237, 13,836 and 13,912, respectively.

(4)

Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

2018 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
R. Milton Johnson	SERP	36	$36,112,686	—
Samuel N. Hazen	SERP	36	$20,832,818	—
Jon M. Foster	SERP	18	$10,329,526	—
Charles J. Hall	SERP	32	$13,256,870	—

Pursuant to his Amended and Restated Employment Agreement, Mr. Johnson retired for purposes of the SERP on December 31, 2018. Mr. Hall is eligible for normal retirement. Mr. Hazen is eligible for early retirement. Mr. Foster has not satisfied the eligibility requirements for normal or early retirement. Messrs. Johnson, Hazen, Foster and Hall are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” (as such terms are defined below) the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were SERP participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers set forth in the table above. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers set forth in the table above except for Mr. Foster. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers set forth in the table above are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long-term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2018. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2018.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers set forth in the table above, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers set forth in the table above are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the right to any further payment and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers set forth in the table above.

2018 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

R. Milton Johnson	—	—	—	—	$ 666,338

William B. Rutherford	—	$124,887	$(37,301)	—	$ 905,715

Samuel N. Hazen	—	—	—	—	$ 889,505

Jon M. Foster	—	—	—	—	$ 141,770

Charles J. Hall	—	—	—	—	$ 427,073

Registrant contributions in the last fiscal year as reported in the table above are also included in the 2018 Summary Compensation Table for Mr. Rutherford.

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have also been reported in the Summary Compensation Tables in prior years:

	Registrant Contribution

Name	2003	2004	2005	2006	2007	2014	2015	2016	2017

R. Milton Johnson	—	—	$71,441	$212,109	$57,792	—	—	—	—
William B. Rutherford	—	—	—	—	—	$74,379	$110,380	$151,374	$126,419
Samuel N. Hazen	$79,510	$101,488	$97,331	$247,060	$62,004	—	—	—	—

Plan Provisions

Until 2008, hypothetical accounts for each HCA Restoration Plan participant were credited each year with a contribution designed to restore benefits forgone under the HCA 401(k) Plan due to the participants’ compensation being in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts for such participants as of January 1, 2008 continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical HCA Restoration Plan accounts were frozen, and no investment earnings were reflected after this date.

Executive officers are not allowed to defer compensation under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the HCA Restoration Plan benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential severance payable to each of the named executive officers (based upon their respective 2018 base salary and PEP payment received in 2018 for 2017 performance, for Messrs. Hazen and Hall; based upon their respective 2018 base salary, for Messrs. Rutherford and Foster; and based upon his base salary for his Employment Term for Mr. Johnson) as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2018), assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the Stock Incentive Plan and set forth above under “Compensation Discussion and Analysis — Change in Control Benefits”) effective December 31, 2018. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2018 Pension Benefits — Supplemental Information,” and “2018 Nonqualified Deferred Compensation — Supplemental Information.”

R. Milton Johnson

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,500,000	—	$1,500,000	—	—	—

Non-Equity Incentive Bonus(2)	$4,324,704	$4,324,704	$4,324,704	$4,324,704	—	$4,324,704	$4,324,704	$4,324,704	$4,324,704

Unvested Equity Awards(3)	$6,407,682	$6,407,682	$6,407,682	$5,477,418	—	$6,407,682	$6,407,682	$6,407,682	$930,264

SERP(4)	$36,112,686	$36,112,686	$36,112,686	$36,112,686	$36,112,686	$36,112,686	$36,112,686	$31,166,900	$36,112,686

Retirement Plans(5)	$3,103,151	$3,103,151	$3,103,151	$3,103,151	$3,103,151	$3,103,151	$3,103,151	$3,103,151	—

Disability Income(6)	—	—	—	—	—	—	$1,380,047	—	—

Life Insurance Benefits(7)	—	—	—	—	—	—	—	$1,501,000	—

Accrued Vacation Pay	$207,692	$207,692	$207,692	$207,692	$207,692	$207,692	$207,692	$207,692	—

Total	$50,155,915	$50,155,915	$50,155,915	$50,725,651	$39,423,529	$51,655,915	$51,535,962	$46,711,129	$41,367,654

(1)

Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements.”

(2)

Represents the amount Mr. Johnson would be entitled to receive for the 2018 fiscal year pursuant to the 2018 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(3)

Represents the (a) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Johnson’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018) and (b) the value of all unvested PSUs, which will become vested upon Mr. Johnson’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018).

(4)	Reflects the actual lump sum value of Mr. Johnson’s SERP based on the 2018 interest rate of 2.60%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $2,436,813 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $666,338 from the HCA Restoration Plan.

(6)

Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period for 48 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period for 42 months.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $1,501,000 of Company-paid life insurance.

William B. Rutherford

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,697,280	—	$1,697,280	—	—	—

Non-Equity Incentive Bonus(2)	$1,799,077	$1,799,077	$1,799,077	$1,799,077	—	$1,799,077	$1,799,077	$1,799,077	$1,799,077

Unvested Equity Awards(3)	—	—	—	$1,698,245	—	—	$1,988,214	$1,988,214	$289,969

Retirement Plans (4)	$1,769,503	$1,769,503	$1,769,503	$1,769,503	$1,769,503	$1,769,503	$1,769,503	$1,769,503	—

Health and Welfare Benefits(5)	—	—	—	$33,479	—	$33,479	—	—	—

Disability Income(6)	—	—	—	—	—	—	$2,131,210	—	—

Life Insurance Benefits(7)	—	—	—	—	—	—	—	$849,000	—

Accrued Vacation Pay	$106,080	$106,080	$106,080	$106,080	$106,080	$106,080	$106,080	$106,080	—

Total	$3,674,660	$3,674,660	$3,674,660	$7,103,664	$1,875,583	$5,405,419	$7,794,084	$6,511,874	$2,089,046

(1)

Represents amounts Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as Executive Vice President and Chief Financial Officer at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster.”

(2)

Represents the amount Mr. Rutherford would be entitled to receive for the 2018 fiscal year pursuant to the 2018 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(3)

Represents the (a) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Rutherford’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018) and (b) the value of all unvested PSUs, which will become vested upon Mr. Rutherford’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutherford would be entitled. The value includes $863,788 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $905,715 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2018 COBRA rates, that Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. Rutherford would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutherford. Mr. Rutherford’s payment upon death while actively employed includes $849,000 of Company-paid life insurance.

Samuel N. Hazen

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control

Cash Severance(1)	—	—	—	$4,279,130	—	$4,279,130	—	—	—

Non-Equity Incentive Bonus(2)	$2,664,018	$2,664,018	$2,664,018	$2,664,018	—	$2,664,018	$2,664,018	$2,664,018	$2,664,018

Unvested Equity Awards(3)	$2,959,546	$2,959,546	$2,959,546	$2,519,615	—	$2,959,546	$2,959,546	$2,959,546	$439,931

SERP(4)	$23,139,558	$23,139,558	—	$23,139,558	$23,139,558	$23,139,558	$23,139,558	$19,982,861	—

Retirement Plans(5)	$1,956,140	$1,956,140	$1,956,140	$1,956,140	$1,956,140	$1,956,140	$1,956,140	$1,956,140	—

Health and Welfare Benefits(6)	—	—	—	$31,735	—	$31,735	—	—	—

Disability Income(7)	—	—	—	—	—	—	$1,773,256	—	—

Life Insurance Benefits(8)	—	—	—	—	—	—	—	$1,123,000	—

Accrued Vacation Pay	$155,354	$155,354	$155,354	$155,354	$155,354	$155,354	$155,354	$155,354	—

Total	$30,874,616	$30,874,616	$7,735,058	$34,745,550	$25,251,052	$35,185,481	$32,647,872	$28,840,919	$3,103,949

(1)

Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hazen would be entitled to receive for the 2018 fiscal year pursuant to the 2018 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(3)

Represents the (a) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Hazen’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018) and (b) the value of all unvested PSUs, which will become vested upon Mr. Hazen’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018).

(4)	Reflects the actual lump sum value of the SERP based on the 2018 interest rate of 2.60%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $1,066,635 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2018 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $1,123,000 of Company-paid life insurance.

Jon M. Foster

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,697,280	—	$1,697,280	—	—	—

Non-Equity Incentive Bonus(2)	$1,244,738	$1,244,738	$1,244,738	$1,244,738	—	$1,244,738	$1,244,738	$1,244,738	$1,244,738

Unvested Equity Awards(3)	$1,048,740	$1,048,740	$1,048,740	$822,117	—	$1,048,740	$1,048,740	$1,048,740	$226,623

SERP(4)	$11,448,789	—	—	$13,438,092	$11,448,789	$13,438,092	$11,448,789	$10,006,300	—

Retirement Plans(5)	$494,425	$494,425	$494,425	$494,425	$494,425	$494,425	$494,425	$494,425	—

Health and Welfare Benefits(6)	—	—	—	$26,092	—	$26,092	—	—	—

Disability Income(7)	—	—	—	—	—	—	$1,561,231	—	—

Life Insurance Benefits(8)	—	—	—	—	—	—	—	$849,000	—

Accrued Vacation Pay	$117,504	$117,504	$117,504	$117,504	$117,504	$117,504	$117,504	$117,504	—

Total	$14,354,196	$2,905,407	$2,905,407	$17,840,248	$12,060,718	$18,066,871	$15,915,427	$13,760,707	$1,471,361

(1)

Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as group president at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster.”

(2)

Represents the amount Mr. Foster would be entitled to receive for the 2018 fiscal year pursuant to the 2018 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(3)

Represents the (a) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Foster’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018) and (b) the value of all unvested PSUs, which will become vested upon Mr. Foster’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018).

(4)	Reflects the actual lump sum value of the SERP based on the 2018 interest rate of 2.60%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $352,655 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2018 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford and Foster.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $6,290 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed with the Company includes $849,000 of Company-paid life insurance.

Charles J. Hall

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$2,630,142	—	$2,630,142	—	—	—

Non-Equity Incentive Bonus(2)	$1,212,958	$1,212,958	$1,212,958	$1,212,958	—	$1,212,958	$1,212,958	$1,212,958	$1,212,958

Unvested Equity Awards(3)	$1,063,674	$1,063,674	$1,063,674	$822,117	—	$1,063,674	$1,063,674	$1,063,674	$241,557

SERP(4)	$13,818,244	$13,818,244	$13,818,244	$13,818,244	$13,818,244	$13,818,244	$13,818,244	—	—

Retirement Plans(5)	$1,301,675	$1,301,675	$1,301,675	$1,301,675	$1,301,675	$1,301,675	$1,301,675	$1,301,675	—

Health and Welfare Benefits(6)	—	—	—	$12,451	—	$12,451	—	—	—

Disability Income(7)	—	—	—	—	—	—	$824,808	—	—

Life Insurance Benefits(8)	—	—	—	—	—	—	—	$849,000	—

Accrued Vacation Pay	$117,504	$117,504	$117,504	$117,504	$117,504	$117,504	$117,504	$117,504	—

Total	$17,514,055	$17,514,055	$17,514,055	$19,915,091	$15,237,423	$20,156,648	$18,338,863	$4,544,811	$1,454,515

(1)

Represents amounts Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hall would be entitled to receive for the 2018 fiscal year pursuant to the 2018 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(3)

Represents the (a) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Hall’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018) and (b) the value of all unvested PSUs, which will become vested upon Mr. Hall’s termination of employment, death or disability, calculated at $124.45 (the closing price of the Company’s common stock on the NYSE on December 31, 2018).

(4)	Reflects the actual lump sum value of the SERP based on the 2018 interest rate of 2.60%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hall would be entitled. The value includes $874,602 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $427,073 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2018 COBRA rates, that Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hall would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period for 30 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period for 24 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hall. Mr. Hall’s payment upon death while actively employed with the Company includes $849,000 of Company-paid life insurance.

2018 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. R. Milton Johnson, our Chairman and Chief Executive Officer at December 31, 2018.

We determined that the median of the annual total compensation of all our employees who were employed as of December 31, 2018, excluding Mr. Johnson, was $55,977, Mr. Johnson’s 2018 annual total compensation was $21,419,906, and the ratio of these amounts was 383:1.

To determine the annual total compensation of the “median employee”, the following methodology and the material assumptions, adjustments and estimates that were used were as follows:

As of December 31, 2018, our total population consisted of 261,979 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) which included total gross payroll wages received in 2018. Pay was annualized for permanent employees not employed for a full year in 2018.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

After taking the 5% “De Minimis Exemption” adjustment as permitted under SEC rules, we excluded our United Kingdom employees which accounted for 5,083 individuals. Furthermore, we also excluded employees added as a result of acquisitions in 2018, which accounted for 3,942 individuals, as permitted by Section 953(b) of the Dodd-Frank Act. In total we excluded less than 5% of our total population. Our total population minus these excluded employees is 252,954.

Number of Employees
De Minimis Exemption

Total U.S. Employees	256,896

Total UK Employees	5,083

Total Global Workforce	261,979

Total Exemptions	5,083

Acquisition Exclusions

Memorial Health University Medical Center - Savannah	2,689

North Cyprus Medical Center	1,253

Total Acquisition Exclusions	3,942

Total Workforce for Median Calculation (excluding UK exemption and Acquisitions)	252,954

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee reviews and approves or ratifies related party transactions required to be disclosed under Item 404 of Regulation S-K and discusses with management the business rationale for and disclosures regarding such transactions. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must receive the approval of the Audit and Compliance Committee.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of March 7, 2019, the Frist Entities owned approximately 20% of our common stock.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors have entered into a registration rights agreement with HCA Healthcare, Inc. Pursuant to this agreement, the Investors who still hold shares of our common stock directly or through Hercules Holding can cause us to register those shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. These Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Management Stockholder Agreements

Pursuant to a management stockholder’s agreement we entered into with certain members of senior management, following our IPO, certain members of senior management, including certain executive officers, have limited “piggyback” registration rights with respect to certain of their shares of common stock. A copy of this agreement, and related amendments thereto, have been filed as Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007, Exhibit 10.2 to our current report on Form 8- K filed on November 24, 2010 and Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011, respectively.

Other Relationships

Bulow Holdings, LLC and certain of its subsidiaries (collectively, “Bulow Holdings”) lease office space in medical office buildings owned by the Company. In 2018, the Company received approximately $81,000 in aggregate payments from Bulow Holdings with respect to such leased office space. In addition, Bulow Holdings provides orthotic devices and related services to patients at certain of the Company’s hospital facilities. The fees paid to Bulow Holdings in 2018 for such goods and services were approximately $530,000. Two members of our Board of Directors, Thomas F. Frist III and William R. Frist, collectively held approximately 30% of the outstanding ownership interest in Bulow Holdings, LLC during 2018. The Company believes that its leases and orthotics services arrangements with Bulow Holdings are on commercially reasonable terms.

Clark B. Rollins, IV serves as a Director of Affiliated Services for the Company’s Physician Services Group. Mr. Rollins earned total compensation in respect of base salary and bonus of approximately $163,000 for his services in 2018. Mr. Rollins also receives certain other benefits customary to similar positions within the Company. Mr. Rollins’ father-in-law, R. Milton Johnson, serves as Chairman of HCA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 7, 2019 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the 2018 Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 343,511,563 shares of our common stock, par value $0.01 per share, outstanding as of March 7, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs and exercise of SARs and options that will vest or become exercisable within 60 days of March 7, 2019 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent

Hercules Holding II	68,912,077	(1)	20.1%

BlackRock, Inc.	20,339,192	(2)	5.9%

The Vanguard Group	20,593,506	(3)	6.0%

Wellington Management Group LLP	15,236,802	(4)	4.4%

Meg G. Crofton	197	(5)	*

Robert J. Dennis	18,704	(6)	*

Nancy-Ann DeParle	14,622	(7)	*

Jon M. Foster	398,272	(8)	*

Thomas F. Frist III	3,902	(1)(9)	*

William R. Frist	409,616	(1)(10)	*

Charles J. Hall	381,403	(11)	*

Samuel N. Hazen	1,733,293	(12)	*

Charles O. Holliday, Jr.	14,094	(13)	*

R. Milton Johnson	2,916,179	(14)	*

Ann H. Lamont	17,661	(15)	*

Geoffrey G. Meyers	37,743	(16)	*

Michael W. Michelson	2,263	(17)	*

Wayne J. Riley, M.D.	12,691	(18)_	*

John W. Rowe, M.D.	28,978	(19)	*

William B. Rutherford	359,708	(20)	*

All directors and executive officers as a group (32 persons)	9,509,574	(21)	2.7%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2019. Hercules Holding II holds 68,912,077 shares, or approximately 20.1%, of our outstanding common stock. Hercules Holding II is held by a private investor group, including affiliates of our founder Dr. Thomas F. Frist, Jr., including Dr. Thomas Fr. Frist, Jr., Ms. Patricia C. Frist, Mr. Thomas F. Frist III, who serves as a director, Mr. William R. Frist, who serves as a director, and Ms. Patricia F. Elcan. The principal office address of Hercules Holding II is 3100 West End Ave., Suite 1060, Nashville, TN 37203.

(2)

Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019. The Schedule 13G/A indicates that as of December 31, 2018, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 17,892,722 shares, shared voting power as to 0 shares, sole dispositive power as to 20,339,192 shares and shared dispositive power as to 0 shares. The principal office address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2019. The Schedule 13G/A indicates that as of December 31, 2018, The Vanguard Group was the beneficial owner with sole voting power as to 329,568 shares, shared voting power as to 79,725 shares, sole dispositive power as to 20,192,220 shares and shared dispositive power as to 401,286 shares. The principal office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 12, 2019. The Schedule 13G/A indicates that as of December 31, 2018, Wellington Management Group LLP, as the parent holding company, was the beneficial owner with sole voting power as to 0 shares, shared voting power as to 4,669,378 shares, sole dispositive power as to 0 shares and shared dispositive power as to 15,236,802 shares. The principal office address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(5)	Includes 197 RSUs issuable upon vesting.

(6)	Includes 14,622 RSUs issuable upon vesting.

(7)	Includes 1,790 RSUs issuable upon vesting.

(8)	Includes 256,087 shares issuable upon exercise of SARs.

(9)	Includes 3,902 RSUs issuable upon vesting.

(10)	Includes 3,902 RSUs issuable upon vesting.

(11)	Includes 241,462 shares issuable upon exercise of SARs.

(12)	Includes 881,912 shares issuable upon exercise of SARs and options.

(13)	Includes 1,790 RSUs issuable upon vesting.

(14)	Includes 1,511,732 shares issuable upon exercise of SARs.

(15)	Includes 1,790 RSUs issuable upon vesting.

(16)	Includes 1,790 RSUs issuable upon vesting.

(17)	Includes 2,263 RSUs issuable upon vesting.

(18)	Includes 1,790 RSUs issuable upon vesting.

(19)	Includes 1,790 RSUs issuable upon vesting.

(20)	Includes 274,175 shares issuable upon exercise of SARs and options.

(21)	Includes 4,746,120 shares issuable upon exercise of SARs and options and 35,626 RSUs issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301 (Communications with Audit Committee), as amended. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2018.

Geoffrey G. Meyers, Chair
Charles O. Holliday, Jr.
Michael W. Michelson
Wayne J. Riley, M.D.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. The SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Nashville, TN

March 15, 2019

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HEALTHCARE, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify as follows and adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1.	The name of the corporation is HCA Healthcare, Inc. (the “Corporation”).

2.	The text of the amendment adopted is:

(a)    The second and third sentences of Article VI, Section 6 of the Corporation’s Amended and Restated Certificate of Incorporation are hereby deleted in their entirety and replaced with the following sentence:

“The Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the total number of directors then in office. ~~Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any~~ Any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of ~~at least seventy-five percent (75%)~~ a majority of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.”

(b)    Article XI of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, ~~on or following the Trigger Date,~~ the affirmative vote of the holders of at least ~~seventy-five percent (75%)~~ a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, or to amend or repeal any provision of~~, or to adopt a bylaw inconsistent with, Articles III, V, VI, VII, VIII, IX, X and XI of~~ this Amended and Restated Certificate of Incorporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	This Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on April , 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on April    , 2019.

HCA HEALTHCARE, INC.

By:
Name:	John M. Franck II
Title:	Vice President – Legal and Corporate Secretary

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

HCA HEALTHCARE, INC.

A Delaware Corporation

1. Article VII of the Second Amended and Restated Bylaws (the “Bylaws”) of HCA Healthcare, Inc., a Delaware corporation (the “Company”), is hereby amended to read, in its entirety, as follows:

“In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, change, add to or repeal these Bylaws by the affirmative vote of a majority of the total number of directors then in office. Any amendment, alteration, change, addition or repeal of these Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least ~~seventy five percent (75%)~~ a majority of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.”

2. This Amendment shall be effective as of April    , 2019.

HCA HEALTHCARE, INC. ATTN: CORPORATE SECRETARY ONE PARK PLAZA NASHVILLE, TN 37203

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on April 25, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on April 25, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E62141-P19029                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HCA HEALTHCARE, INC.
The Board of Directors recommends you vote
FOR the following director nominees:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. Thomas F. Frist III		☐	☐	☐
1b. Samuel N. Hazen		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
1c. Meg G. Crofton		☐	☐	☐	2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.		☐	☐	☐
1d. Robert J. Dennis		☐	☐	☐
1e. Nancy-Ann DeParle		☐	☐	☐	3. Advisory vote to approve named executive officer compensation.		☐	☐	☐
1f. William R. Frist		☐	☐	☐
1g. Charles O. Holliday, Jr.		☐	☐	☐	4. To approve amendments to our amended and restated certificate of incorporation to eliminate supermajority voting requirements.		☐	☐	☐
1h. Geoffrey G. Meyers		☐	☐	☐
1i. Michael W. Michelson		☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
1j. Wayne J. Riley, M.D.		☐	☐	☐
1k. John W. Rowe, M.D.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

E62142-P19029

HCA HEALTHCARE, INC. Annual Meeting of Stockholders April 26, 2019 2:00 PM, CDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert A. Waterman and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 26, 2019, at One Park Plaza, Nashville, Tennessee 37203, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side